================================================================================

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                        -------------------------------

                                   FORM 8-K/A


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 26, 1997

                             BELCO OIL & GAS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




           NEVADA                         011-14256                 13-3869719
(STATE OR OTHER JURISDICTION OF     (COMMISSION FILE NUMBER)     (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                               IDENTIFICATION NO.)




                          767 FIFTH AVENUE, 46TH FLOOR
                            NEW YORK, NEW YORK 10153
                             (ADDRESS OF PRINCIPAL
                               EXECUTIVE OFFICES
                                 AND ZIP CODE)

                                 (212) 644-2200
                        (REGISTRANT'S TELEPHONE NUMBER,
                              INCLUDING AREA CODE)

                        -------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On November 26, 1997, Belco Oil & Gas Corp., a Nevada corporation ("Belco"), completed the Merger (the "Merger") of its subsidiary Belco Acquisition Sub, Inc., a Delaware corporation ("Belco Sub") with and into Coda Energy, Inc., a Delaware corporation ("Coda"). The Merger was effected pursuant to the terms of an Agreement and Plan of Merger, dated as of October 31, 1997, by and among Belco, Belco Sub and Coda. In connection with the Merger, Belco paid an aggregate of approximately $191 million in cash ($149 million plus a $42 million adjustment for proceeds from the Taurus disposition described below) and issued warrants to purchase 1,666,667 shares of common stock, par value $0.01 per share, of Belco (the "Belco Common Stock") to the holders of the outstanding common stock, preferred stock and options to purchase common stock of Coda. The warrants are exercisable for a period of two years commencing on November 26, 1998 at an exercise price of $27.50 per share. The warrant exercise price and the number of shares of Belco Common Stock that may be issued pursuant to the exercise of the warrants will be adjusted to prevent dilution in the event of stock splits, stock dividends and certain other events affecting the capital structure of Belco.

The holders of Coda's common stock, preferred stock and options to acquire Coda common stock who received consideration from Belco pursuant to the Merger consisted of Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI"), and members of Coda's management. The consideration paid and issued by Belco in connection with the Merger was determined by arms' length negotiations among Belco, Coda and certain stockholders of Coda, including JEDI (the holder of 95% of the Coda common stock, on a fully diluted basis, and 100% of the Coda preferred stock outstanding immediately prior to the Merger). JEDI is a limited partnership whose general partner is an affiliate of Enron Capital & Trade Resources Corp., a subsidiary of Enron Corp. ("Enron"). Mr. Robert A. Belfer, the Chairman of the Board and Chief Executive Officer of Belco and the beneficial owner of approximately 39% of the outstanding Belco Common Stock, is also a director of Enron and the beneficial owner of approximately 2.36% of the common stock of Enron (assuming full conversion of Preferred Convertible Stock of Enron held by Mr. Belfer, family members and related trusts into shares of common stock of Enron and including shares of common stock of Enron in which Mr. Belfer disclaims beneficial interest).


On November 25, 1997 (prior to the Merger), Coda disposed of Taurus Energy Corp. ("Taurus"), which was a subsidiary of Coda, to unrelated third parties for $42 million in cash. The business and assets of Taurus consisted primarily of two natural gas processing facilities and approximately 700 miles of related gathering pipelines located in West Texas. Coda utilized such funds to repay outstanding indebtedness under its bank credit facility. As a result of such disposition, the cash portion of the Merger consideration was increased by the amount of the cash consideration received by Coda in connection with the sale of Taurus, resulting in the cash portion of the Merger Consideration being approximately $191 million gross, $149 million net of the Taurus proceeds.


Concurrently with the Merger, Belco contributed $23 million to Coda that Coda utilized, together with the funds from the Taurus disposition, to repay all of the debt outstanding under Coda's revolving credit facility (approximately $65 million in principal amount), plus accrued interest thereon, at the time of the Merger, and such credit facility was thereafter terminated. Belco funded the cash portion of the Merger consideration and the cash contribution to Coda through cash on hand and borrowings of $85 million under Belco's $150 million revolving credit facility with a group of banks for which The Chase Manhattan Bank acts as Administrative

Agent (the "Belco Credit Facility"). In connection with the Merger, the Credit Agreement related to the Belco Credit Facility was amended to (i) revise certain restrictive covenants In order to permit the Merger to occur and (ii) increased Belco's borrowing base from $50 million to $105 million (subject to redetermination by the Administrative Agent from time to time).


As a result of the Merger, Coda will be required to make an offer to purchase all of the $110 million in principal amount of its 10 1/2% Senior Subordinated Notes, Series B, due 2006 (the "Coda Notes") currently outstanding at a price equal to 101% of the principal amount of the Coda Notes plus accrued and unpaid interest thereon. Notice of such offer was made on December 10, 1997 and such offer expired January 9, 1998. $1 million principal amount of the Coda Notes were purchased by Coda pursuant to such offer.


Coda is principally engaged in the acquisition and exploitation of oil and natural gas properties. Coda's producing properties are concentrated in the Permian Basin and the mid-continent region of the United States (primarily Texas and Oklahoma). Coda's exploitation activities consist primarily of secondary recovery operations, the drilling of development wells or infill wells, workovers and recompletions in other productive zones.

Belco currently intends to continue to operate the oil and gas business of Coda in substantially the same manner as currently conducted.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

For Coda, attached hereto as Schedule A are the audited Consolidated Statements of Operations for each of the two years in the period ended December 31, 1995 and the 319 days ended December 31, 1996; Consolidated Balance Sheets as of December 31, 1996 and 1995; Consolidated Statements of Cash Flows and Consolidated Statements of Stockholders' Equity for each of the two years in the period ended December 31, 1995 and the 319 days ended December 31, 1996; the related Notes to Consolidated Financial Statements, and the Report of Ernst & Young LLP, independent auditors, concerning the above-referenced Consolidated Financial Statements and Notes, together with unaudited supplemental oil and gas reserve and standardized measure information. In addition, Unaudited Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for the 47 days ended February 16, 1996, and Pro Forma Consolidated Statement of Operations for the year ended December 31, 1996, are provided.

For Coda, attached hereto as Schedule B are the unaudited Consolidated Statements of Operations for the 47 days ended February 16, 1996, 227 days ended September 30, 1996, Pro Forma nine months ended September 30, 1996, three months ended September 30, 1996 and 1997, and nine months ended September 30, 1997; Consolidated Balance Sheets as of December 31, 1996 and September 30, 1997; Consolidated Statements of Cash Flows for the 47 days ended February 16, 1996 and 227 days ended September 30, 1996 and nine months ended September 30, 1997, and the related Notes to Consolidated Financial Statements.


(b)  PRO FORMA FINANCIAL STATEMENTS

For Belco and Subsidiaries, attached hereto as Schedule C are the Unaudited Pro Forma Consolidated Condensed Statements of Operations for the year ended December 31, 1996 and for the nine-month period ended September 30, 1997, the Unaudited Pro Forma Consolidated Condensed Balance Sheet as of September 30, 1997 and the Unaudited Pro Forma Supplemental Oil and Gas Disclosures as of December 31, 1996.


The Pro Forma Financial Statements report pro forma oil and gas revenues (unhedged) for the combined entities of $144.3 million for the nine month period ended September 30, 1997. For the same period, pro forma volumes of natural gas and oil production for the combined entities are reported at 40.4 Bcf and 3.15 MMBO (million barrels of oil), respectively. For the first nine months of 1997, pro forma natural gas production represented approximately 63% of total production on an Mcfe basis, with the remaining 37% represented by oil production.

Belco will account for the acquisition of Coda using the purchase method of accounting for business combinations. In accordance with the Statement of Financial Accounting Standards Board No. 109 ("FASB 109"), Belco will record in the fourth quarter ended December 31, 1997 a one-time non-cash deferred tax liability of approximately $110 million to reflect the difference between the tax basis of Coda's assets and liabilities and the amounts recorded for financial reporting purposes for such assets and liabilities.

This FASB 109 "gross up" is reflected under Deferred Income Taxes in the Liabilities column of Belco's Unaudited Pro Forma Balance Sheet as of September 30, 1997 included in this Form 8-K/A filing.

Belco will record in the fourth quarter ended December 31, 1997 a non-cash ceiling test provision of approximately $150 million ($98 million after tax), which is also reflected in the Unaudited Pro Forma Statements of Operations as of September 30, 1997. The ceiling test provision includes the effect of the non-cash $110 million FASB 109 "gross up" attributable to the Coda acquisition on Belco's full cost pool at year end 1997 and adjustments to the SEC PV10 value of year-end 1997 reserves, which were significantly impacted by lower product prices when compared to year-end 1996 prices, among other items. The present value of estimated future net revenues before income taxes of Belco's proved reserves were $504 million as of December 31, 1997 (exclusive of price risk management transactions) based on average prices of $17.28 per barrel of oil and $2.30 per Mcf of natural gas. This compared to prices of approximately $25.13 per barrel of oil and $3.68 per Mcf of natural gas used in calculating year-end 1996 proved reserves.

(C)  EXHIBITS


       ---------------- ---------------------------------------------------------------------------------
       EXHIBIT NO.      DESCRIPTION
       ---------------- ---------------------------------------------------------------------------------

       2.1              Agreement and Plan of Merger, dated as of October 31,
                        1997, by and among Belco Oil & Gas Corp., Belco
                        Acquisition Sub, Inc. and Coda Energy, Inc. (excluding exhibits and schedules). [Incorporated by reference from Exhibit 99.2 of Belco's Current Report on Form 8-K filed with the Commission on November 3, 1997]

       23.1*            Consent of Ernst & Young LLP

       99.1             Press Release, dated November 3, 1997, "Belco Oil & Gas
                        Corp. agrees to acquire Coda Energy, Inc. for $324 million plus warrants (incorporated by reference to Exhibit 99.2 to Registrant's Current Report on Form
                        8-K, dated October 31, 1997, SEC File No. 011-14256, filed November 3, 1997)


     *  filed herewith
Exhibit 99.1

                                  Schedule A

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Coda Energy, Inc.


We have audited the accompanying consolidated balance sheet of Coda Energy, Inc., and subsidiaries (the "Successor") as of December 31, 1996, and the related consolidated statements of operations, cash flows, and stockholders' equity for the 319-day period from February 17, 1996 to December 31, 1996 and the predecessor's consolidated balance sheet as of December 31, 1995 and its related consolidated statements of operations, cash flows, and stockholders' equity as described in Note 1 for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Successor's and the predecessor's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements of the Successor referred to above present fairly, in all material respects, the consolidated financial position of Coda Energy, Inc., and subsidiaries at December 31, 1996, and the consolidated results of their operations and their cash flows for the 319-day period from February 17, 1996 to December 31, 1996, in conformity with generally accepted accounting principles.

In our opinion, the consolidated financial statements of the predecessor referred to above present fairly, in all material respects, the consolidated financial position of the predecessor at December 31, 1995, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



                               ERNST & YOUNG LLP

Dallas, Texas
February 19, 1997

                       CODA ENERGY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1995 and 1996
                             (dollars in thousands)


                                                                                December 31,
                                                                          ------------------------
                                                                              1995         1996
                                                                          ------------  ----------
                                                                          Predecessor   Successor
                                                                          ------------  ----------
                  ASSETS
                  ------
Current assets:
 Cash and cash equivalents                                                   $  4,604    $  7,994
 Accounts receivable - revenue                                                 10,598      14,432
 Accounts receivable - joint interest and other                                 2,463       1,673
 Other current assets                                                           2,206       1,046
                                                                             --------    --------
                                                                               19,871      25,145

Oil and gas properties (full cost accounting method):
 Proved oil and gas properties                                                226,650     249,693
 Unproved oil and gas properties                                                    -       1,000
  Less accumulated depletion, depreciation, and amortization                  (56,042)    (20,757)
                                                                             --------    --------
  Oil and gas properties, net                                                 170,608     229,936

Gas plants and gathering systems, at cost                                      38,068      34,258
 Less accumulated depreciation                                                 (4,082)     (2,305)
                                                                             --------    --------
  Gas plants and gathering systems, net                                        33,986      31,953

Other properties and assets, net                                                4,599       8,536
                                                                             --------    --------
                                                                             $229,064    $295,570
                                                                             ========    ========

                  LIABILITIES AND STOCKHOLDERS EQUITY
                  ------------------------------------

Current liabilities:
 Current maturities of long-term debt                                        $    453    $    120
 Accounts payable - trade                                                       7,252       8,934
 Accounts payable - revenue and other                                           3,394       5,210
 Accrued interest                                                                 342       3,366
 Income taxes payable                                                             128         579
                                                                             --------    --------
                                                                               11,569      18,209

Long-term debt, less current maturities                                       123,907      64,966
10 1/2% senior subordinated notes                                                   -     110,000
Deferred income taxes                                                          14,400      37,061

Commitments and contingencies

15% cumulative preferred stock, 40,000 shares of
  $.01 par value authorized; 20,000 shares issued and outstanding at December 31, 1996; liquidation preference of $22,738 at
  December 31, 1996, including dividends in arrears                                 -      20,000

Common stockholders' equity of management, subject to put
 and call rights; 13,611 shares of $.01 par value common
 stock issued and outstanding                                                       -       4,560
  Less related notes receivable                                                     -        (937)
                                                                             --------    --------
                                                                                    -       3,623
                                                                             --------    --------

Other common stockholders' equity:
 Common stock, 40 million, $.02 par value, 1 million, $.01 par value, shares authorized at December 31, 1995 and 1996, respectively
 22,088,903 and 900,000 shares issued and outstanding at December 31,
 1995 and 1996, respectively                                                      442           9
 Additional paid-in capital                                                    68,671      89,991
 Retained earnings (deficit)                                                   10,075     (48,289)
                                                                             --------    --------
   Total other common stockholders' equity                                     79,188      41,711
                                                                             --------    --------
                                                                             $229,064    $295,570
                                                                             ========    ========

                See notes to consolidated financial statements.

                       CODA ENERGY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
         Years ended December 31, 1994 and 1995, 47 days ended February
                 16, 1996, and 319 days ended December 31, 1996
                                 (in thousands)



                                                          Predecessor                     Successor
                                               --------------------------------  --------------------------
                                                 Year ended         47 days       319 days       Pro forma
                                                December 31,         ended          ended       year ended
                                              -----------------   February 16,   December 31,   December 31,
                                                1994      1995       1996           1996           1996
                                              --------  -------  -------------  -------------  -------------
                                                                  (unaudited)                   (unaudited)
Revenues:
 Oil and gas sales                             $50,683  $60,997       $ 8,079       $ 68,690       $ 76,769
 Gas gathering and processing                   20,081   35,634         5,322         39,553         44,875
 Other income                                      822    1,207           168          2,139          2,307
                                               -------  -------       -------       --------       --------

                                                71,586   97,838        13,569        110,382        123,951

Costs and expenses:
 Oil and gas production                         21,646   27,119         3,607         28,560         32,167
 Gas gathering and processing                   17,357   30,473         4,567         32,825         37,392
 Depletion, depreciation, and amortization      16,419   19,715         2,583         24,031         27,412
 General and administrative                      3,144    2,898           320          2,078          2,398
 Business combination                            1,829        -             -              -              -
 Interest                                        5,281    8,676         1,102         14,555         16,985
 Stock option compensation                           -        -         3,199              -              -
 Writedown of oil and gas properties                 -        -             -         83,305              -
                                               -------  -------       -------       --------       --------

                                                65,676   88,881        15,378        185,354        116,354
                                               -------  -------       -------       --------       --------

Income (loss) before income taxes                5,910    8,957        (1,809)       (74,972)         7,597

Income tax expense (benefit)                     2,581    3,202          (511)       (26,683)         3,146
                                               -------  -------       -------       --------       --------

Net income (loss)                                3,329    5,755        (1,298)       (48,289)         4,451

Preferred stock dividend requirements                -        -             -          2,738          3,173
                                               -------  -------       -------       --------       --------

Net income (loss) available for common
 stockholders                                  $ 3,329  $ 5,755       $(1,298)      $(51,027)      $  1,278
                                               =======  =======       =======       ========       ========

                See notes to consolidated financial statements.

                       CODA ENERGY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
         Years ended December 31, 1994 and 1995, 47 days ended February
                 16, 1996, and 319 days ended December 31, 1996
                                 (in thousands)



                                                                     Predecessor                         Successor
                                                         ----------------------------------            -------------
                                                               Year ended           47 days               319 days
                                                               December 31,          ended                 ended
                                                         -----------------------   February 16,          December 31,
                                                            1994         1995         1996                  1996
                                                         -----------  ----------   ------------        -------------
                                                                                   (unaudited)
Cash flows from operating activities:
 Net income (loss)                                         $  3,329    $  5,755    $   (1,298)          $ (48,289)
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depletion, depreciation, and amortization                 16,973      20,256         2,583              24,031
   Deferred income tax expense (benefit)                      1,567       3,187          (511)            (27,254)
   Stock option compensation                                      -           -         3,199                   -
   Writedown of oil and gas properties                            -           -             -              83,305
   Gain on sale of other assets                                   -           -             -                (701)
   Other                                                        123          55             6                 (14)
   Effect of changes in:
     Accounts receivable                                        589      (3,849)        3,386              (6,430)
     Other current assets                                        60        (558)          (63)                398
     Accounts payable and other
      current liabilities                                       346        (545)       (4,166)             10,104
                                                           --------    --------        ------           ---------

      Net cash provided by operating activities              22,987      24,301         3,136              35,150

Cash flows from investing activities:
 Additions to oil and gas properties                        (49,732)    (41,079)       (1,717)            (13,433)
 Additions to gas plant and gathering systems
  and other property                                         (4,130)     (8,500)         (114)               (823)
 Business combinations, net of $5,740 cash
  acquired in 1996                                           (3,250)          -             -            (174,373)
 Investment in common equity securities                           -        (573)            -              (2,649)
 Payments received on amounts due from stockholders               -       1,294           130                 124
 Proceeds from sale of assets                                 2,515       5,722           110               4,938
 Prepaid long-term gas purchases                             (1,759)          -             -                   -
 Loan to stockholder                                              -           -             -                (738)
 Other, net                                                    (423)        106             -                  75
                                                           --------    --------        ------           ---------

     Net cash used in investing activities                  (56,779)    (43,030)       (1,591)           (186,879)

Cash flows from financing activities:
 Proceeds from sale of common and preferred stock                 -           -             -             110,000
 Proceeds from subordinated notes                                 -           -             -             210,000
 Repayment of debt and subordinated notes                   (41,542)    (11,551)          (19)           (256,920)
 Proceeds from bank borrowings                               76,350      30,400             -              97,500
 Proceeds from exercise of stock options and warrants         2,370         772             -                   -
 Repurchases of common stock                                   (812)     (2,125)            -                   -
 Other, net                                                    (140)       (637)         (390)              (857)
                                                           --------    --------        ------           ---------

     Net cash provided by (used in) financing
     activities                                              36,226      16,859          (409)            159,723
                                                           --------    --------        ------           ---------

Net increase (decrease) in cash and cash equivalents          2,434      (1,870)        1,136               7,994

Cash and cash equivalents at beginning of period              4,040       6,474         4,604                  -
                                                           --------    --------       -------           ---------

Cash and cash equivalents at end of period                 $  6,474    $  4,604       $ 5,740           $   7,994
                                                           ========    ========       =======           =========
Supplemental cash flow information:
 Interest paid                                             $  3,788    $  9,584       $ 1,548           $  11,152
                                                           ========    ========       =======           =========
 Income taxes paid                                         $    300    $    618       $     -           $     120
                                                           ========    ========       =======           =========


                See notes to consolidated financial statements.

                       CODA ENERGY, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
         Years ended December 31, 1994 and 1995, 47 days ended February
                 16, 1996, and 319 days ended December 31, 1996
                                 (in thousands)



                                                          Common Stockholders'
                                  15% Cumulative         Equity of Management,
                                  Preferred Stock     Subject to Put and Call Rights
                                -------------------  --------------------------------

                                                                            Notes
                                 Shares     Amount     Shares      Amount  receivable
                                 ------     ------     ------      ------  ---------
Predecessor:

  Balances December 31, 1993        --      $    --        --      $   --    $    --
  Shares issued as director
    compensation                    --           --        --          --         --
  Shares issued upon
    exercise of stock
    options and warrants            --           --        --          --         --
  Common stock issued to
    purchase Taurus
    Energy Corp.                    --           --        --          --         --
  Repurchase and
   cancellation of
   common stock                     --           --        --          --         --
  Common stock issued to
   acquire reversionary
   interests in oil and gas
   properties                       --           --        --          --         --
  Net income                        --           --        --          --         --
                               -------      -------   -------     -------    -------
  Balances December 31, 1994        --          --         --          --         --
  Shares issued as director
   compensation                     --          --         --          --         --
  Shares issued upon
   exercise of stock
   options and warrants             --          --         --          --         --
  Repurchase and
   cancellation of common
   stock                            --          --         --          --         --
  Net income                        --          --         --          --         --
                               -------     -------    -------     -------    -------
  Balances December 31, 1995        --          --         --          --         --
Stock option compensation
   (unaudited)                      --          --         --          --         --
  Net loss for the period
   from January 1, 1996
   to February 16, 1996
   (unaudited)                      --          --         --          --         --
                               -------     -------    -------     -------    -------
  Balances at February 16,
   1996 (unaudited)                 --     $    --         --          --         --
                               -------     -------    -------     -------    -------
Successor:
  Transactions related to
   the merger:
    Common stock issued to
      management investors
      in exchange for
      common stock, options,
      warrants, notes
      receivable and cash           --     $    --         14     $ 4,560     $ (937)
    Common stock issued to
      JEDI for cash                 --          --         --          --         --
    Preferred stock issued to
      JEDI for cash                 20      20,000         --          --         --
  Net loss for the period
   from February 17, 1996
   through December 31, 1996        --          --         --          --         --
                               -------     -------    -------     -------    -------
  Balances December 31, 1996        20     $20,000         14     $ 4,560    $  (937)
                               =======     =======    =======     =======    =======




                                                       Other Common Stockholders' Equity
                                        ----------------------------------------------------------------
                                                                             Additional         Retained
                                                                              paid-in           earnings
                                        Shares            Amount              capital           (deficit)
                                        -------           -------           -----------         ---------
Predecessor:

  Balances December 31, 1993             19,455           $    389           $ 56,851           $    991
  Shares issued as director
    compensation                              7                 --                 44                 --
  Shares issued upon
    exercise of stock
    options and warrants                    788                 16              2,355                 --
  Common stock issued to
    purchase Taurus
    Energy Corp.                          1,500                 30              7,265                 --
  Repurchase and
   cancellation of
   common stock                            (157)                (3)              (809)                --
  Common stock issued to
   acquire reversionary
   interests in oil and gas
   properties                               635                 13              4,270                 --
  Net income                                 --                 --                 --              3,329
                                        -------           --------           --------           --------
  Balances December 31, 1994             22,228                445             69,976              4,320
  Shares issued as director
   compensation                               7                 --                 45                 --
  Shares issued upon
   exercise of stock
   options and warrants                     225                  5                767                 --
  Repurchase and
   cancellation of common
   stock                                   (371)                (8)            (2,117)                --
  Net income                                 --                 --                 --              5,755
                                        -------           --------           --------           --------
  Balances December 31, 1995             22,089                442             68,671             10,075
  Stock option compensation
   (unaudited)                               --                 --              3,199                 --
  Net loss for the period
   from January 1, 1996
   to February 16, 1996
   (unaudited)                               --                 --                 --             (1,298)
                                        -------           --------           --------           --------
  Balances at February 16,
   1996 (unaudited)                      22,089           $    442           $ 71,870           $  8,777
                                       ========           ========           ========           ========
Successor:
  Transactions related to
   the merger:
    Common stock issued to
      management investors
      in exchange for
      common stock, options,
      warrants, notes
      receivable and cash              $     --           $     --           $     --
    Common stock issued to
      JEDI for cash                         900                  9             89,991                 --
    Preferred stock issued to
      JEDI for cash                          --                 --                 --                 --
  Net loss for the period
   from February 17, 1996
   through December 31, 1996                 --                 --                 --            (48,289)
                                        -------           --------           --------           --------
  Balances December 31, 1996                900           $      9           $ 89,991           $(48,289)
                                        =======           ========           ========           ========


                See notes to consolidated financial statements.

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  The Merger

    On February 16, 1996, pursuant to an Agreement and Plan of Merger dated as of October 30, 1995 (as amended, the "Merger Agreement"), by and among Coda Energy, Inc. ("Coda"), Joint Energy Development Investments Limited Partnership ("JEDI"), which is an affiliate of Enron Capital & Trade Resources Corp. ("ECT"), and Coda Acquisition, Inc. ("CAI"), which was a subsidiary of JEDI, JEDI acquired Coda through a merger (the "Merger") at a price of $7.75 per share in cash (for an aggregate purchase price of approximately $176.2 million). Coda together with its subsidiaries prior to and including February 16, 1996 is referred to herein as the Predecessor and after such date as CEI or Successor and collectively, for both periods the Company. Concurrently with the execution of the Merger Agreement, JEDI and CAI entered into certain agreements with--members of management (the "Management Group"), providing for a continuing role of management in the Company after the Merger. Following consummation of the Merger, the Management Group owns approximately 5% of Coda's common stock on a fully-diluted basis. JEDI owns the remaining 95%.

    The sources and uses of funds related to financing the Merger were as follows:


                               Sources of Funds
                                 (in millions)




     Credit Agreement (See Note 5)                     $ 95.0
     JEDI debt/(1)/                                     100.0
     15% cumulative preferred stock issued to JEDI       20.0
     Common stock issued to JEDI                         90.0
                                                       ------
           Total                                       $305.0
                                                       ======


                                 Uses of Funds
                                 (in millions)




     Payments to Coda stockholders,
       warrantholder and optionholders                 $176.2
     Repayment of former credit facility
       and other indebtedness                           122.7
     Merger costs and other expenses                      6.1
                                                       ------
           Total                                       $305.0
                                                       ======

     (1) Represents indebtedness incurred by CAI and assumed by Coda to fund a portion of the consideration paid in the Merger.

    The Merger has been accounted for using the purchase method of accounting. As such, JEDI's acquisition cost has been allocated to the assets and liabilities acquired based on estimated fair values. As a result, the financial position and operating results subsequent to the date of the Merger reflect a new basis of accounting and are not comparable to prior periods. The allocation of JEDI's purchase price to the assets and liabilities acquired resulted in a significant increase in the carrying value of the oil and gas properties. Based upon the allocation of JEDI's purchase price and estimated proved reserves and product prices in effect at the date of the Merger, the purchase price allocated to oil and gas properties was in excess of the cost center ceiling (see Note 2 - oil and gas properties) by approximately $83.3 million ($53.3 million net of

                       CODA ENERGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    related deferred taxes). The resulting writedown was a non-cash charge and has been included in the results of operations for the 319 days ended December 31, 1996.

2.  Summary of significant accounting and reporting policies

    Principles of consolidation and basis of financial statement presentation - The consolidated financial statements include the accounts of Coda and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to amounts reported in prior years to conform with the current presentation. All information contained herein concerning the 47-day period ended February 16, 1996 is unaudited.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    Cash and cash equivalents - Cash and cash equivalents include commercial paper or eurodollar investments with major financial institutions with maturities of three months or less when purchased.

    Accounts receivable - Substantially all accounts receivable arise from sales of oil, natural gas, or natural gas liquids or from participants in operated oil and gas wells. Generally, operators of oil and gas properties have the right to offset future revenues against unpaid charges related to operated wells. Oil and gas sales are generally unsecured. Most of the receivables are from a broad and diverse group of oil and gas companies and, accordingly, do not generally represent a significant credit risk. Credit losses, which have been insignificant, are provided for in the financial statements and have been within management's expectations.

    Oil and gas properties - Oil and gas properties are recorded at cost using the full cost method of accounting, as prescribed by the Securities and Exchange Commission (the "SEC"). Under the full cost method, all costs associated with the acquisition, exploration, or development of oil and gas properties are capitalized as part of the full cost pool. Sales, dispositions, and other oil and gas property retirements are accounted for as adjustments to the full cost pool, with no recognition of gain or loss unless such disposition would significantly alter the amortization rate. Under rules of the SEC for the full-cost method of accounting, the net carrying value of oil and gas properties is limited to the sum of the present value (10% discount rate) of estimated future net cash flows from proved reserves, based on period-end prices and costs, plus the lower of cost or estimated fair value of unproved properties (the "cost center ceiling").

    Depletion, depreciation, and amortization of evaluated oil and gas properties are provided using the unit-of-production method based on total proved reserves, as determined by independent petroleum reservoir engineers.

    Gas plants and gathering systems - Gas plants and gathering systems are recorded at cost and depreciated on a straight-line basis over the shorter of their estimated useful lives or 15 years.

                       CODA ENERGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Other properties and assets, net - Other assets include deferred financing costs, deferred gas contract costs and a receivable from a related party (see Note 13). Such costs are amortized over the life of the related loan agreements and contracts. Amortization of these costs for the 47-day period ended February 16, 1996 and the 319-day period ended December 31, 1996 amounted to $68,000 and $660,000, respectively, which is included in depletion, depreciation, and amortization expense in the accompanying statements of operations.

    Overhead reimbursement fees - Fees from overhead charges billed to working interest owners, including the Company, of $3,372,000, $5,571,000, $848,000, and $6,011,000 for the years ended December 31, 1994, 1995, and the 47 days ended February 16, 1996 and 319 days ended December 31, 1996, respectively, have been classified as a reduction of general and administrative expenses in the accompanying consolidated statements of operations.

    Financial instruments - The Company enters into swap agreements to reduce the effects of the volatility of the price of crude oil and natural gas on the Company's operations. These agreements involve the receipt of fixed price amounts in exchange for variable payments based on NYMEX prices and specific volumes. The differential to be paid or received is accrued in the month of the related production and recognized as a component of oil and gas revenues.

    The Company also sells call options on crude oil. The strike price of these agreements exceeds current market prices at the time they are entered into. If the applicable market price exceeds the strike price and option premium, the differential is accrued and recognized as a reduction of oil revenues in the month of the related production. Any remaining deferred option premiums are recognized at the end of the option period.

    The fair values of the swap agreements and sold call options are not included in the accompanying consolidated balance sheet. See Note 11 for the estimated fair value of these financial instruments. Due to the short maturity, market sensitive interest rates and/or minimal changes in forward interest rates since the date of issuance, the carrying value of the Company's other financial instruments approximates fair value.

    New accounting pronouncements - In the first quarter of 1996, the Company adopted the Financial Accounting Standards Board ("FASB") Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("FAS 121"). Adoption of this statement did not have a material effect on the Company's financial statements.

    The FASB has issued its statement No. 123, "Accounting for Stock Based Compensation" ("FAS 123") which establishes an alternative method of accounting for stock based compensation to the method set forth in Accounting Principles Board Opinion No. 25 ("APB 25"). FAS 123 encourages, but does not require, adoption of a fair value based method of accounting for stock options and similar equity instruments granted to employees. The Company has elected to account for such grants under the provisions of APB No. 25.

    Pro forma information (unaudited) - The pro forma statement of operations information was prepared as if the Merger and the sale of the Notes (see
    Note 6) had occurred on January 1, of each 1995 and 1996. The pro forma information does not purport to represent the results of operations which would have occurred had such transactions been consummated on January 1, 1995 and 1996 or for any future period. The pro forma information was prepared by adjusting the historical periods: (i) to adjust depletion, depreciation, and amortization to reflect JEDI's

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    purchase price allocated to property and equipment, (ii) to adjust interest expense to give effect to the net reduction of approximately $37.0 million under the Company's credit facility, repayment of a note payable to an officer of the Company, and an increase in the interest rate on borrowings under the new credit facility of .25%, (iii) to record interest on the Notes at an interest rate of 10 1/2%, (iv) to record amortization of the issuance cost of the Notes over the term such debt is expected to be outstanding (10 years), (v) to adjust the writedown of oil and gas properties and stock option compensation in 1996 to eliminate these non-recurring charges related to the Merger, (vi) to adjust the provision for income taxes for the change in financial taxable income resulting from the above adjustments, (vii) to record the cumulative dividend requirements of the 15% cumulative preferred stock issued to JEDI.



                                         Pro forma (unaudited, in thousands)
                                               Year ended December 31,
                                         ------------------------------------
                                               1995               1996
                                         -----------------  -----------------
Revenues                                       $97,838            $123,951
                                               -------            --------

Net income (loss) available
 for common stockholders                       $(7,593)           $  1,278
                                               -------            --------


3.  Predecessor merger with Diamond

    On September 30, 1994, pursuant to an Agreement and Plan of Merger, the Predecessor acquired all of the issued and outstanding stock of Diamond Energy Operating Company and Diamond A Inc. (collectively, "Diamond"). The Predecessor issued an aggregate of 3,647,715 shares of common stock to the Diamond stockholders. Contemporaneously with the merger, Diamond acquired the overriding royalty and reversionary interests owned by Diamond's primary lender in certain of Diamond's oil and gas properties for $9.0 million cash. Coda provided the funds necessary to complete such acquisition and repay $18.5 million of existing Diamond indebtedness. If the price of oil received from the Diamond properties averages more than $17.65 per barrel for the 48-month period ending September 30, 1998, Diamond's former lender will be paid an additional $1.0 million. In addition, other reversionary interests in oil and gas properties in which Diamond owns an interest were purchased from certain employees, former employees, consultants and a financial advisor to Diamond for 634,519 shares of common stock and approximately $39,000 in cash.

    The merger with Diamond was accounted for as a pooling of interests. Accordingly, the merger of the equity interests was given retroactive effect in these financial statements for periods prior to the merger to represent the combined financial statements of the previously separate entities. The acquisitions of the reversionary interests were accounted for as purchases effective September 30, 1994.

    Separate and combined results of the Predecessor and Diamond for periods prior to the merger were as follows (in thousands):




                                               Predecessor  Diamond  Combined
                                               -----------  -------  --------
       Nine months ended September 30, 1994
         (unaudited):
          Revenues                                 $37,048  $13,314   $50,362
          Net income                                   194    1,831     2,025

                       CODA ENERGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    In connection with the merger, the Predecessor incurred approximately $1.8 million of legal, accounting, printing, and other costs related to the combination of the previously separate entities. Under pooling of interests accounting, these costs were expensed in September 1994.

4.  Other Predecessor Acquisitions

    The Company is continually acquiring oil and gas properties. The significant transactions that have occurred since January 1, 1994, are discussed below.

    On April 29, 1994, Coda acquired 100% of the issued and outstanding common stock of Taurus Energy Corporation ("Taurus"), a privately held Texas corporation, in exchange for 1,500,000 shares of the Predecessor's common stock, valued at approximately $7.3 million, and $3.25 million cash. The Predecessor assumed existing Taurus indebtedness of approximately $9.75 million. Taurus operates three natural gas processing facilities and owns interests in approximately 700 miles of natural gas gathering systems located primarily in west central Texas.

    In July 1994, Taurus acquired ownership of the Shackelford gas gathering system and processing plant. Taurus had previously been operating the system and plant under operating leases. Taurus paid $3.8 million for the system and plant, which was funded under the existing credit agreement. In related transactions, Taurus entered into an agreement to sell 10,000 MMBTU per day to the former owner of Shackelford for a period of 48 months. Simultaneously, Taurus entered into a gas purchase agreement with an unrelated third party for similar quantities over the same term. Pricing under both the gas sales agreement and the gas purchase agreement is structured to allow Taurus to earn a margin on all volumes sold during the term of the agreements. In January 1995, Taurus acquired the remaining ownership interest in one of Taurus' gas plants and related facilities for $6.5 million.

    In December 1994, in two separate transactions, the Predecessor acquired interests in 31 producing oil and gas properties in West Texas from two major oil companies. The acquisition prices were $13.3Emillion and $10.0Emillion, respectively. The acquisitions were accounted for as purchases.

    In October 1995, the Predecessor acquired from Snyder Oil Company interests in 63 producing oil and gas properties located in West Texas (the "Snyder Properties"). The aggregate purchase price was $17.1 million in cash, of which $16.0 million was financed by borrowings under the existing credit facility. The acquisition was accounted for as a purchase.

    The following unaudited pro forma data present the consolidated results of operations of the Predecessor for the year ended December 31, 1995, as if the acquisition of the Snyder Properties had occurred on January 1, 1995. The pro forma results of operations are presented for comparative purposes only and are not necessarily indicative of the results that would have been obtained had such acquisitions been consummated as presented. The following data reflect pro forma adjustments for depletion, depreciation, and amortization related to the acquired oil and gas properties; adjustments to interest expense on borrowed funds; and resulting adjustments to income tax expense (in thousands).

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              Pro forma
                                                        Year ended December 31,
                                                                 1995
                                                              ----------
                                                             (unaudited)

     Revenues                                                 $102,997
                                                              ========

     Net income                                                 $6,107
                                                                ======

5.  Long-term debt

    Long-term debt is summarized as follows (in thousands):


                                            December 31,
                                       ----------------------
                                          1995        1996
                                       -----------  ---------
                                       Predecessor  Successor
                                       -----------  ---------
    NationsBank credit agreements        $122,000    $64,500
    Note payable to NationsBank               606        486
    Senior subordinated debentures            988          -
    Other                                     766        100
                                         --------    -------

                                          124,360     65,086
     Less current maturities                  453        120
                                         --------    -------

    Long-term debt                       $123,907    $64,966
                                         ========    =======


    NationsBank credit agreements - Effective February 16, 1996, CEI entered into a credit agreement with NationsBank of Texas, N.A. ("NationsBank"), as lender and as agent, and additional lenders named therein (the "Credit Agreement"). The Credit Agreement is guaranteed by all of Coda's subsidiaries and provides for a revolving credit facility in an amount up to $250.0 million. The borrowing base is subject to redetermination: (i) semiannually, (ii) upon the sale of Taurus and (iii) upon issuance of public subordinated debt in an amount greater than $100.0 million. The lenders under the Credit Agreement agreed to waive their right to redetermine the borrowing base with respect to the issuance of the Notes (see Note 6). The borrowing base was redetermined effective July 1, 1996 and remained at $115.0 million. At December 31, 1996, $64.5 million was outstanding under the Credit Agreement and $50.5 million was available for borrowing thereunder. The next redetermination of the borrowing base is scheduled for April 1, 1997.

    The Credit Agreement is unsecured. CEI has provided the lenders with first lien deeds of trust on its oil and natural gas assets which will not become effective, and the lenders have agreed not to file, unless (i) 80% of any outstanding borrowings in excess of the borrowing base is not repaid within a 90-day period, (ii) cash collateral securing a hedge transaction exceeds 20% of the borrowing base or (iii) an event of default or a material adverse event, as defined in the Credit Agreement, occurs. There are no scheduled principal payments due on the Credit Agreement until maturity.

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



    So long as no default (as defined in the Credit Agreement) is continuing, CEI has the option of having all or any portion of the amount borrowed under the Credit Agreement be the subject of one of the following interest rates: (i) NationsBank's prime rate, (ii) the CD Rate plus 1 1/4% to 1 5/8% based upon the ratio of outstanding debt to the available borrowing base and (iii) LIBOR plus 1 1/4% to 1 5/8% based upon the ratio of outstanding debt to the available borrowing base. CEI must also pay a commitment fee of between 0.375% to 0.425% on the unused portion of the credit facility. The Credit Agreement contains various restrictive covenants, including limitations on the granting of liens, restrictions on the issuance of additional debt, restrictions on investments, a requirement to maintain positive working capital, and restrictions on dividends and stock repurchases. The Credit Agreement also contains requirements that JEDI or certain affiliates of JEDI must continue to own a majority of the outstanding equity of Coda and must have the ability to elect the majority of the Board of Directors and that certain members of management maintain specified levels of equity ownership in Coda and continue their employment with the Company. The Credit Agreement matures on February 16, 2001.

    On August 1, 1996, CEI entered into the First Amendment to Credit Agreement (the "First Amendment") which in general reduced the interest rate. The First Amendment provides CEI the option of having all or any portion of the amount borrowed under the Credit Agreement be the subject of one of the following interest rates: (i) NationsBank's prime rate, (ii) the CD Rate plus 1% to 1 1/2% based upon the ratio of outstanding debt to the available borrowing base and (iii) LIBOR plus 1% to 1 1/2% based upon the ratio of outstanding debt to the available borrowing base. CEI must also pay a commitment fee of between 0.30% to 0.425% on the unused portion of the credit facility.

    The Predecessor's credit agreement provided that interest rates on borrowings ranged from NationsBank's prime rate to LIBOR plus between 1% and 1 3/8% based on the ratio of outstanding debt to the available borrowing base. The weighted average interest rate on borrowings outstanding under the Credit Agreement was 7.43% and 6.91% for the year ended December 31, 1995 and for the 319-day period ended December 31, 1996, respectively.

    Note payable to NationsBank - The promissory note requires monthly principal and interest payments to January 2, 1998, with interest at NationsBank's prime rate.

    Senior subordinated debentures - The 12% Senior Subordinated Debentures (the "Debentures") are presented net of unamortized issuance discount of $165,000 at December 31, 1995. The effective interest rate on the Debentures is 16.61%. On May 1, 1996, CEI deposited with the trustee of the Debentures funds sufficient to redeem the Debentures at a redemption price of 100.0% of the principal amount of the Debentures plus accrued and unpaid interest thereon, and thereafter interest on the Debentures ceased to accrue.

    Scheduled maturities of long-term debt (including the Notes discussed in Note 6 below) as of December 31, 1996, are as follows (in thousands):




                  1997          $    120
                  1998               366
                  1999               100
                  2000                 -
                  2001            64,500
                  Thereafter     110,000
                                --------
                                $175,086
                                ========

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    As a result of the long-term debt bearing interest at floating market rates and the minimal change in forward market interest rates from the time CEI completed the sale of the Notes (see Note 6), the carrying value of these financial instruments approximates fair value.

6.  10 1/2% Senior subordinated notes

    On March 18, 1996, CEI completed the sale of $110 million principal amount of 10 1/2% Senior Subordinated Notes due 2006 (the "Notes"). The proceeds of the Notes were used to fully repay the JEDI debt assumed in the Merger and to partially repay bank debt. The Notes bear interest at an annual rate of 10 1/2% payable semiannually in arrears on April 1 and October 1 of each year. The Notes are general, unsecured obligations of CEI, are subordinated in right of payment to all Senior Debt (as defined in the Indenture governing the Notes) of Coda, and are senior in right of payment to all future subordinated debt of CEI. The claims of the holders of the Notes are subordinated to Senior Debt, which, as of December 31, 1996, was $65.1 million.

    The Notes were issued pursuant to an Indenture, which contains certain covenants that, among other things, limit the ability of Coda and its Restricted Subsidiaries (as defined in the Indenture) to incur additional indebtedness and issue Disqualified Stock (as defined in the Indenture), pay dividends, make distributions, make investments, make certain other restricted payments, enter into certain transactions with affiliates, dispose of certain assets, incur liens securing pari passu or subordinated indebtedness of Coda and engage in mergers and consolidations.

    The Notes are not redeemable by Coda's prior to April 1, 2001. After April 1, 2001, the Notes will be subject to redemption at the option of Coda, in whole or in part, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest thereon to the applicable redemption date. In addition, until March 12, 1999, up to $27.5 million in aggregate principal amount of Notes are redeemable, at the option of Coda on any one or more occasions from the net proceeds of an offering of common equity of Coda, at a price of 110.5% of the aggregate principal amount of the Notes, together with accrued and unpaid interest thereon to the date of the redemption; provided, however, that at least $82.5 million in aggregate principal amount of Notes must remain outstanding immediately after the occurrence of such redemption; provided, further, that any such redemption shall occur within 75 days of the date of the closing of such offering of common equity.

    In the event of a Change of Control (as defined in the Indenture), holders of the Notes will have the right to require Coda to repurchase their Notes, in whole or in part, at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase. The Indenture requires that, prior to such a repurchase but in any event within 90 days of such Change of Control, Coda must either repay all Senior Debt or obtain any required consent to such repurchase.


    Coda's payment obligations under the Notes are fully, unconditionally and jointly and severally guaranteed on a senior subordinated basis by all of Coda's current subsidiaries and future Restricted Subsidiaries. Such guarantees are subordinated to the guarantees of Senior Debt issued by the Guarantors (as defined in the Indenture) under the Credit Agreement and to other guarantees of Senior Debt issued in the future. All of Coda's current subsidiaries are wholly owned. There are currently no contractual restrictions on distributions from the Guarantors to Coda.

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Separate financial statements and other disclosures concerning the Guarantors are not presented because management has determined they are not material to investors. The combined condensed financial information of Coda's current subsidiaries, the Guarantors, is as follows:



                                                         December 31,
                                                    ----------------------
                                                       1995        1996
                                                    -----------  ---------
                                                    Predecessor  Successor
                                                    -----------  ---------
Current assets                                        $ 5,394      $ 7,745
Oil and gas properties, net                            36,469       50,176
Gas plants and gathering systems, net                  33,650       31,617
Other properties, net, and other assets                 1,713        1,113
                                                      -------      -------
      Total assets                                    $77,226      $90,651
                                                      =======      =======

Current liabilities                                   $ 5,629      $ 8,321
Intercompany payables                                  50,172       33,551
Deferred income taxes                                   7,828       16,191
Stockholder's equity                                   13,597       32,588
                                                      -------      -------
      Total liabilities and stockholder's equity      $77,226      $90,651
                                                      =======      =======

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




                                              Predecessor                 Successor
                                  ----------------------------------    -------------
                                       Year ended          47 days        319 days
                                      December 31,          ended          ended
                                  --------------------    February 16,   December 31,
                                    1994        1995        1996            1996
                                  -------     --------   -----------    ------------
                                                         (unaudited)
Revenues:
 Oil and gas sales                $17,660      $18,826        $2,529        $25,115
 Gas gathering and processing      20,031       35,634         5,322         39,553
  Other income                        251          244             2            215
                                  -------      -------        ------        -------
                                   37,942       54,704         7,853         64,883

Costs and expenses:
 Oil and gas production             4,706        7,023           843          6,718
 Gas gathering and processing      17,324       30,473         4,567         32,825
 Depletion, depreciation and
  amortization                      6,719        7,776         1,039          9,537
 General and administrative         1,158        3,936           435          2,993
 Interest                           2,628        3,538           460          2,443
 Business combination               1,184            -             -              -
 Writedown of oil and gas
  properties                           -             -             -         19,159
                                  -------      -------        ------        -------
                                   33,719       52,746         7,344         73,675
                                  -------      -------        ------        -------
Income (loss) before income
 taxes                              4,223        1,958           509         (8,792)
Income tax expense (benefit)        1,813          822           277         (2,898)
                                  -------      -------        ------        -------
Net income (loss)                 $ 2,410      $ 1,136        $  232        $(5,894)
                                  =======      =======        ======        =======

7.  Preferred Stock

    Under Coda's Restated Certificate of Incorporation, the Board of Directors is authorized to issue up to 40,000 shares of preferred stock, par value $0.01 per share. All 40,000 shares of preferred stock are designated as "15% Cumulative Preferred Stock," (the "Preferred Stock"). The holders of each share of Preferred Stock are entitled to receive, when and as declared by the Board of Directors, cumulative preferential dividends, at the rate of $150.00 per share per annum. There are currently 20,000 shares of Preferred Stock issued and outstanding. Shares of Preferred Stock in excess of such 20,000 shares shall be issuable only for the purpose of paying dividends on the Preferred Stock. As of December 31, 1996, the Preferred Stock had accumulated approximately $2.7 million in preferred dividends which had not been declared by the Board of Directors.

    As long as any shares of Preferred Stock are outstanding, no dividends whatsoever, whether paid in cash, stock or otherwise (except for dividends paid in shares of common stock, either in the form of a stock split or stock dividend), may be paid or declared, nor may any distribution be made, on any common stock to the holders of such stock, unless certain conditions are met.

    Coda's Restated Certificate of Incorporation requires that Coda redeem all the issued and outstanding shares of Preferred Stock at a redemption of $1,000 per share, plus all accrued and unpaid dividends (including undeclared dividends) to the date of redemption, if Coda has sufficient funds legally available for such redemption and if such redemption would not violate or

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



    conflict with any loan agreement, credit agreement, note agreement, indenture or other agreement relating to indebtedness to which Coda is a party, on or before the fifth business day after the earliest to occur of the following: (i) the closing of the sale by Coda of Taurus and (ii) a Trigger Event, as such term is defined in the Stockholders Agreement (see
    Note 13). The Preferred Stock may be redeemed by Coda at its option, as a whole or in part, to the extent Coda shall have funds legally available for such redemption, at any time or from time to time at a redemption price of $1,000 per share, plus all accrued and unpaid dividends (including undeclared dividends) to the date of redemption. Such redemption, whether required or optional, is restricted by the Credit Agreement and the Indenture.

    Upon the complete liquidation, dissolution, or winding up of Coda, whether voluntarily or involuntarily, the holders of Preferred Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of Coda but before any distribution is made to the holders of any common stock, to be paid $1,000 per share plus all accrued and unpaid dividends (including undeclared dividends), and shall not be entitled to any further payment.

    Except as otherwise provided herein or required by law, the holders of shares of Preferred Stock are not entitled to vote on any matters to be voted on by the stockholders of Coda; provided, however, that so long as any shares of the Preferred Stock are outstanding, Coda shall not, without the written consent or the affirmative vote of holders of at least a majority of the total number of sharers of Preferred Stock then outstanding and voting as a class, (i) amend its Restated Certificate of Incorporation or Bylaws or (ii) authorize the merger (whether or not Coda is a surviving corporation in such merger) of Coda, in each case, if such amendment or merger would alter, change or abolish the powers, preference or rights of the Preferred Stock so as to affect the holders of the Preferred Stock adversely.

8.  Common equity

    Common stock - At December 31, 1995, the Predecessor had 40.0 million shares of $0.02 par value common stock authorized with 22.1 million shares issued and outstanding. At December 31, 1996, CEI had 1.0 million shares of $0.01 par value common stock authorized with 13,611 shares issued to management subject to put and call rights (see Note 13. Related Party Transactions - Stockholders Agreement) and 900,000 issued to JEDI for a total of 913,611 common shares issued and outstanding.

    Stock options and warrants - The Company has stock option plans providing for the granting of stock options to officers and key employees. Compensation expense has not been recognized at the time options are granted because the option price per share represents the market value of the share at the date of grant.

    The 1986 Non-Qualified Stock Option Plan provided that options may be granted, from time to time, to key employees and directors to purchase a maximum of 180,000 shares of common stock. This plan expired under its own terms during 1996. The 1989 Incentive Stock Option Plan provides that options may be granted, from time to time, to key employees to purchase a maximum of 750,000 shares of common stock. The 1993 Incentive Stock Option Plan permits the granting of options to purchase up to 1,500,000 shares of common stock.

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Option transactions are summarized below:



                                                     Number       Option
                                                    of shares    price range
                                                    ---------   -------------

        Outstanding at December 31, 1993              899,084    $2.25 - $6.00
        Granted                                       525,785     5.00 -  6.50
        Exercised                                    (108,629)    2.25 -  5.75
        Forfeited                                     (56,708)    3.50 -  5.75
                                                    ---------

        Outstanding at December 31, 1994            1,259,532     2.25 -  6.50
        Granted                                            --
        Exercised                                    (100,213)    2.25 -  5.75
        Forfeited                                     (42,687)    3.50 -  5.75
                                                    ---------

        Outstanding at December 31, 1995            1,116,632     2.25 -  6.50
        Granted                                            --
        Exercised                                          --
        Canceled and exchanged for CEI option        (164,375)    2.25 -  6.00
        Forfeited                                      (1,917)        5.63
                                                    ---------

        Outstanding at February 16, 1996
         (subsequently terminated - see
         following discussion)                        950,340     2.25 -  6.50
                                                    =========



    The following table summarizes warrants outstanding at February 16, 1996 exclusive of warrants covering 700,000 shares exchanged for a CEI option:


                                                    Exercise
                Number of                             price
          shares under warrants    Expiration date  per share
        -------------------------  ---------------  ---------
               450,000              December 2000      3.13
                50,000              April 2002         3.00
               100,000              April 2004         4.88
               -------
               600,000
               -------


    As a result of the Merger, all outstanding options and warrants were fully vested and the holders thereof were entitled to receive the difference between $7.75 per share and the exercise price for each share represented by the options and warrants, an aggregate of approximately $5.4 million.

    Additionally, certain members of the management of the Company exchanged their right to receive payment as it relates to options covering 164,375 shares and warrants covering 700,000 shares with an aggregate value of approximately $3.2 million for an equity participation in CEI (the Replacement Options, Note 13). Such amount was recognized as stock option compensation expense in the 47-day period ended February 16, 1996. This equity participation took the form of options covering 31,989 CEI common shares with an exercise price of $.01, a 10-year term and immediately exercisable.

    The stock options outstanding at December 31, 1996, were not issued pursuant to any of the stock option plans. A certain number of shares could be reserved for issuance under the stock option plans in future periods; however, management does not presently expect any options to be granted pursuant thereto. See Note 13.

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




    The Company has elected to follow APB 25 in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Generally, under APB 25, because the exercise price of the employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The compensation expense recognized under APB 25 is due to changing the exercise price of the options in connection with the Merger.

    FAS 123 requires the use of the "minimum value" method for determining the value of employee stock options for nonpublic companies. This method estimates the value of the employee stock option as the excess of the fair value of the stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate, over the expected life of the option. FAS 123 generally requires the presentation of pro forma information as if employee stock options had been accounted for under FAS 123. However, due to the recognition of compensation expense under APB 25, at the date of the Merger and the absence of options grants subsequent thereto, the pro forma information would not be materially different from the historical results of operations.

9.  Employee benefit plan

    The Company sponsors a 401(k) defined contribution plan. The 401(k) plan is available to all employees who have at least six months of service. The Company matches between 50% and 100% (based on years of service) of an employee's contribution up to 6% of an employee's compensation. For the years ended December 31, 1994 and 1995, the 47 days ended February 16, 1996 and the 319 days ended December 31, 1996, the Company 401(k) expense was $123,000, $252,000, $37,000 and $282,000, respectively, and is included in general and administrative expenses in the accompanying statements of operations.

10. Income taxes

    At December 31, 1996, Coda has net operating loss carryforwards ("NOLs") for income tax purposes that expire beginning in 1998. Utilization of the NOLs is severely restricted because of a change in ownership, as defined by the Tax Reform Act of 1986, of Coda, which occurred in March 1990. At December 31, 1996, Coda estimates that approximately $18.0 million of the NOLs is available to offset future taxable income without limitation, while the remainder will become available in the future at the rate of approximately $921,000 per year through 2004. Coda also has available statutory depletion carryforwards of approximately $1,000,000.

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax liabilities and assets are as follows (in thousands):


                                                         December 31,
                                                    -----------------------
                                                        1995        1996
                                                    ------------  ---------
                                                    Predecessor   Successor
                                                    ------------  ---------
    Deferred tax liabilities:
     Book basis of oil and gas properties
       in excess of tax basis                           $11,441     $37,611
     Book basis of gas plants and gathering
       systems in excess of tax basis                     6,447       7,633
     Other                                                1,074       1,315
                                                        -------     -------

       Total deferred tax liabilities                    18,962      46,559

    Deferred tax assets:
     Net operating loss carryforwards                     8,468       9,323
     Other                                                  136         175
     Valuation allowance for deferred tax assets         (4,042)          -
                                                        -------     -------

       Net deferred tax assets                            4,562       9,498
                                                        -------     -------

   Net deferred tax liabilities                         $14,400     $37,061
                                                        =======     =======


    Significant components of income tax expense attributable to continuing operations are as follows (in thousands):



                                 Predecessor                  Successor
                       ------------------------------------  ------------
                            Year ended          47 days       319 days
                           December 31,          ended          ended
                       --------------------    February 16,  December 31,
                         1994       1995          1996           1996
                       --------  ----------   -------------  ------------
                                               (unaudited)
   Current              $  733      $   15        $    -      $    571
   Deferred federal      1,848       3,187          (511)      (27,254)
                        ------      ------        ------      --------

                        $2,581      $3,202        $ (511)     $(26,683)
                        ======      ======        ======      ========

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



    The following is a reconciliation, stated as a percentage of pretax income
    (loss) taxable at the corporate level, of the U.S. statutory federal income tax rate to the Company's effective tax rate:



                                                      Predecessor                    Successor
                                       -------------------------------------------  -----------
                                               Year ended              47 days       319 days
                                              December 31,              ended         ended
                                       ----------------------------   February 16,  December 31,
                                           1994           1995           1996          1996
                                       -------------  -------------  -------------  -----------
                                                                      (unaudited)
U.S. federal statutory rate                   34%            34%          34%           34%
State taxes                                    5              2           (1)            2
Non-deductible business
 combination expenses                          5              -            -             -
                                            ----           ----         ----          ----

                                              44%            36%          33%           36%
                                            ====           ====         ====          ====



11. Operations


    Nature of Operations

    The Company is an independent energy company principally engaged in the acquisition and exploitation of producing oil and natural gas properties. The Company seeks to acquire properties whose predominant economic value is attributable to proved producing reserves and to enhance that value through control of operations, reduction of costs, and property development. The Company's producing properties are concentrated in the mid-continent region of the United States. Through a subsidiary, Taurus, the Company also operates natural gas processing and liquid extraction facilities and natural gas gathering systems.

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



    Oil and Gas Producing Activities

    The results of operations from the Company's oil and gas producing activities are as follows (in thousands):



                                                             Predecessor                    Successor
                                                ----------------------------------------  -------------
                                                        Year ended            47 days       319 days
                                                      December 31,             ended          ended
                                                -------------------------   February 16,   December 31,
                                                   1994          1995          1996           1996
                                                -----------  ------------  -------------  -------------
                                                                            (unaudited)
   Oil and gas sales                              $ 50,683      $ 60,997        $ 8,079       $ 68,690
   Production costs                                (21,646)      (27,119)        (3,607)       (28,560)
   Depletion, depreciation, and amortization       (14,853)      (16,889)        (2,161)       (20,757)
   Writedown of oil and gas properties                   -             -              -        (83,305)
   Income tax (expense) benefit at 34%              (4,823)       (5,776)          (786)        22,570
                                                  --------      --------        -------       --------

                                                  $  9,361      $ 11,213        $ 1,525       $(41,362)
                                                  ========      ========        =======       ========

    Costs incurred in oil and gas producing activities are as follows (in thousands, except per equivalent barrel amounts):



                                                             Predecessor                    Successor
                                                ----------------------------------------  -------------
                                                        Year ended            47 days       319 days
                                                      December 31,             ended          ended
                                                -------------------------   February 16,   December 31,
                                                   1994          1995          1996           1996
                                                -----------  ------------  -------------  -------------
                                                                            (unaudited)
Property acquisition costs                         $40,109       $25,363        $  305       $324,732(1)
Development costs                                   12,450        14,464         1,286          8,608
Exploration costs                                      206           511             -              -
Depletion, depreciation, and amortization
  rate per equivalent barrel                          4.25          4.33          4.40           5.89


(1) Includes approximately $320.5 million related to the Merger discussed in
    Note 1.

    All of the Company's oil and gas revenues are from proved developed properties located in the United States.

    The Company has capitalized internal costs of $712,000, $748,000, $105,000, and $567,000 for the years ended December 31, 1994, and 1995, the 47 days ended February 16, 1996, and the 319 days ended December 31, 1996, respectively. Such capitalized costs include salaries and related benefits of individuals directly involved in the Company's acquisition, exploration, and development activities based on the percentage of their time devoted to such activities.

    During the year ended December 31, 1994, sales of oil and gas to two purchasers accounted for 13% and 22% of consolidated gross revenue. During the year ended December 31, 1995, sales of

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



    oil and gas to two purchasers accounted for 10% and 18%, respectively, of consolidated gross revenue. During the 47 days ended February 16, 1996, sales of oil and gas to one purchaser accounted for 17% of consolidated gross revenue. During the 319 days ended December 31, 1996, sales of oil and gas to one purchaser accounted for 20% of consolidated gross revenue (an affiliate of Enron - see Note 13). Management believes that the loss of these purchasers would not have a material impact on the Company's consolidated financial condition or results of operations.

    Oil and Gas Hedging Activities and Commitments

    In an effort to reduce the effects of the volatility of the price of crude oil and natural gas on the Company's operations, management has adopted a policy of hedging oil and gas prices whenever such prices are in excess of the prices anticipated in the Company's operating budget and profit plan through the use of commodity futures, options, and swap agreements. The Company does not hold or issue financial instruments for trading purposes.

    While the use of these hedging arrangements limits the downside risk of adverse price movements, it may also limit future gains from favorable movements. All hedging is accomplished pursuant to exchange-traded contracts or master swap agreements based upon standard forms. The Company addresses market risk by selecting instruments whose value fluctuations correlate strongly with the underlying commodity being hedged. Credit risk related to hedging activities, which is minimal, is managed by requiring minimum credit standards for counterparties, periodic settlements, and market to market valuations. The Company has not historically been required to provide any significant amount of collateral relating to its hedging activities.

    At December 31, 1996, the Company had entered into various swap agreements to fix selling prices for crude oil at a weighted average NYMEX price of $19.13 per barrel for 735,000 barrels during 1997, certain of which are with affiliates of JEDI (see Note 13). The Company has also sold call options, which serve to limit the Company's oil price, covering 25,000 barrels of oil per month at an option price of $20.00 per barrel for the period January 1997 to August 1997. In connection with two swaps beginning January 1, 1997 covering 10,000 barrels per month and 15,000 barrels per month at a strike price of $19.41 and $19.00, respectively, which expire June 30, 1997 and December 31, 1997, respectively, the Company granted the counterparty a one day option at the expiration of the swap to extend the swap for an additional twelve months. While these contracts have no carrying value in the accompanying balance sheet, their fair value (the estimated amount that would have been paid by the Company to terminate of the swaps) at December 31, 1996 was approximately $4.4 million. A one dollar change in the average NYMEX oil price (which was $25.92 at December 31, 1996) would change the fair value by approximately $1.2 million.

    During the years ended December 31, 1994 and 1995, the 47 days ended February 16, 1996 and the 319 days ended December 31, 1996, oil and gas sales were reduced by $5,000, increased by $298,000, reduced by $14,000, and reduced by $3.1 million, respectively, as a result of hedging transactions.

12. Commitments and contingencies

    CEI does not believe that future costs related to site restoration, dismantlement, and abandonment costs, net of estimated salvage values, will have a significant effect on its results of operations or

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    financial position because the salvage value of equipment and related facilities should approximate or exceed any future expenditures for restoration, dismantlement, or abandonment. The Company has not incurred any net expenditures for costs of this nature during the last three years.

    The Company is a defendant or co-defendant in minor lawsuits that have arisen in the ordinary course of business. In the lawsuits, management believes, based in part on advice from legal counsel, that the Company has meritorious defense against the claims asserted. Management believes that the ultimate resolution of the lawsuits and claims will not have a material adverse effect on results of operations or financial position.

13. Related party transactions

    Subscription Agreement

    CAI entered into a Subscription Agreement dated as of October 30, 1995, as amended by Amendment No. 1 to Subscription Agreement dated as of January 10, 1996, with members of the Management Group (as amended, the "Subscription Agreement") which provided for the acquisition by such persons of CAI common stock and the grant to them of nonqualified stock options to purchase shares of successor common stock (the "Replacement Options") of Coda. Under the Subscription Agreement, each member of the Management Group who acquired CAI common stock paid $100 per share for shares thereof, which is the same price per share paid by JEDI for the remaining shares of CAI common stock. Under the Subscription Agreement, the Management Group acquired CAI common stock immediately prior to the effective time of the Merger in exchange for varying combinations of (i) proceeds from limited recourse promissory notes payable to CAI in the aggregate principal amount of $937,300 (the "Promissory Notes"), (ii) Coda common stock, which was valued for this purpose at $7.75 per share, and
    (iii) cash. The CAI common stock so acquired was not registered under any federal or state securities laws and did not have the benefit of any registration rights, but was subject to the Stockholders Agreement described below. By virtue of the Merger, each share of CAI common stock was converted into one share of Coda common stock.

    The Promissory Notes are due on February 16, 2001, bear interest at 5.61% per annum, are secured by the common stock purchased with the proceeds thereof and certain rights of the maker under the Stockholders Agreement, and provide that in no event will an individual maker's liability thereunder for any deficiency on his respective Promissory Note (after the sale and disposition of all collateral securing same) exceed 35% of the original principal balance of the Promissory Note.

    The Subscription Agreement provided that the Specified Options (representing certain options to purchase common stock held by certain members of the Management Group) and Specified Warrants (representing certain warrants to purchase common stock held by certain members of the Management Group) would not be exercised prior to the effective time of the Merger and would, as of the effective time, be canceled without exercise and without payment of consideration. Concurrently, the Management Group entered into Nonstatutory Stock Option Agreements governing the Replacement Options that provided for the right for a period of 10 years from and after the effective time of the Merger to purchase shares of CEI common stock for $0.01 per share. However, the Replacement Options may only be exercised while the holder remains an

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    employee and for a limited period of time thereafter. The number of shares of Coda common stock underlying the Replacement Options each member of the Management Group received is based on the amount of cash the holder would have received if his Specified Options or Specified Warrants had been converted into cash in the Merger on the same basis as other outstanding options and warrants to purchase common stock were converted, divided by the $100 per share purchase price paid by JEDI and the other Management Group members for their shares of CAI common stock. Thus, if the Replacement Options are exercised, the holders will have effectively paid the same purchase price per share as JEDI and the Management Group paid for their shares of common stock of Coda.

    In connection with the issuance of the Replacement Options, the Company recognized stock option compensation expense of approximately $3.2 million in the 47 days ended February 16, 1996 representing the total amount of cash the holders of the Specified Options and Specified Warrants would have received if such options and warrants had been converted to cash in the Merger.

    Stockholders Agreement

    CAI, JEDI and the Management Group entered into a Stockholders Agreement dated as of October 30, 1995, as amended by Amendment No. 1 to Stockholders Agreement dated as of January 10, 1996 (as amended, the "Stockholders Agreement"), which provides generally that all parties, including JEDI and the Management Group, (i) have rights of first refusal to acquire additional shares of common stock of Coda that may be issued by Coda and
    (ii) are restricted from transferring their Coda common stock. Coda has a right to match any third party offer to purchase shares of Coda common stock from any stockholder, and, in the event that Coda does not purchase those shares, the other stockholders may have a right to include a pro rata portion of their Coda common stock in the transaction. The Stockholders Agreement provides that, if the employment of a member of the Management Group terminates for any reason (including death or disability) other than his voluntary termination (except upon retirement at age 65 or older or the expiration of the term of any employment agreement he has with Coda) or his termination by Coda for cause, then Coda shall have a right to purchase such member's shares of Coda common stock (an aggregate of 13,611 shares at December 31, 1996) at a purchase price to be determined from time to time by Coda pursuant to a formula that values the shares on the basis of a comparison of the discretionary cash flow and EBITDA (as defined therein) of the Company and a group of peer companies. The Stockholders Agreement also provides that, if the employment of a member of the Management Group terminates for any reason other than voluntary termination or termination of such member for cause, then such member shall have the right to require Coda to purchase such member's shares of Coda common stock based on the previously described formula. The purchase price under the formula will vary depending on the financial performance of CEI and the group of peer companies.

    The Stockholders Agreement provides that each member of the Management Group shall have the right (the "Special Management Rights") to receive from JEDI, upon the occurrence of certain events (generally an initial public offering, a business combination with another person or the liquidation of Coda) (each, a "Trigger Event"), an amount, which is payable in cash or additional shares of Coda common stock depending upon the cause of the Trigger Event, designed to result in the Management Group receiving in connection with the Trigger Event one-third of the proceeds, attributable to the shares of Coda common stock purchased by JEDI, above the amount of proceeds necessary for JEDI to achieve an internal annual rate of return on that investment of 15%. The individual member's interest in such Special Management Rights is proportional to

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



    such member's ownership of the fully diluted common stock of Coda. The Stockholders Agreement also provides that if the employment of a member of the Management Group terminates, his Special Management Rights shall terminate and, if the termination is other than a voluntary termination or a termination for cause, he may be entitled to receive an amount based on the discretionary cash flow and EBITDA formula discussed above. The Stockholders Agreement further provides that, after the effective time of the Merger, Coda will establish an employee benefit plan for the benefit of its employees who are not members of the Management Group and will contribute to the plan 1,900 shares of Coda common stock. Furthermore, pursuant to the Stockholders Agreement, 4% of the Special Management Rights will be allocated thereto.

    At September 30, 1996, the discretionary cash flow and EBITDA formula determines a theoretical value for Coda's common stock which indicates JEDI would have earned more than a 15% rate of return on its investments. The information to calculate the discretionary cash flow and EBITDA formula as of December 31, 1996, is not yet available. As determined by the discretionary cash flow and EBITDA formula, the value of the Special Management Rights to the Management Group in the aggregate was approximately $38 million at September 30, 1996. When a Trigger Event becomes probable, the Company will record compensation expense equal to the estimated value of the Special Management Rights at the time of such trigger event, which may be significantly different than the amount as of September 30, 1996. Since the Special Management Rights are an obligation of JEDI, the offsetting credit would be additional paid-in capital.


    The Stockholders Agreement will terminate and no party thereto will have any further obligations or rights thereunder upon the earliest to occur of
    (i) the termination of the Merger Agreement in accordance with its terms,
    (ii) October 30, 2005, (iii) the date on which an initial public offering of Coda common stock or any business transaction involving Coda whereby Coda common stock becomes a publicly traded security is consummated, (iv) the date of the dissolution, liquidation or winding-up of Coda and (v) the date of the delivery to Coda of a written termination notice executed by certain parties to the Stockholders Agreement.

    Enron

    Enron Corp. ("Enron") is the parent of ECT and accordingly may be deemed to control indirectly both JEDI and CEI. Enron and certain of its subsidiaries and other affiliates collectively participate in nearly all phases of the oil and natural gas industry and are, therefore, competitors of CEI. In addition, ECT and JEDI have provided, and may in the future provide, and ECT Securities Corp. has assisted, and may in the future assist, in arranging, financing to non-affiliated participants in the oil and natural gas industry who are or may become competitors of CEI. Because of these various conflicting interests, ECT, CEI, JEDI and the Management Group have entered into the Business Opportunity Agreement which is intended to make it clear that Enron and its affiliates have no duty to make business opportunities available to CEI in most circumstances. The Business Opportunity Agreement also provides that ECT and its affiliates may pursue certain business opportunities to the exclusion of CEI. The Business Opportunity Agreement may limit the business opportunities available to CEI. In addition, pursuant to the Business Opportunity Agreement there may be circumstances in which CEI will offer business opportunities to certain affiliates of Enron. If an Enron affiliate is offered such an opportunity and decides to pursue it, CEI may be unable to pursue it.

    Certain of Enron's affiliates purchase oil and gas from the Company. Management of the Company had determined that the contracts for sale of oil and gas to Enron affiliates have been entered into on terms no less favorable than those available from third parties after receiving

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    competitive bids from third parties. Enron affiliates paid CEI approximately $24.1 million under such contracts for the 319 days ended December 31, 1996. Such amount is included in oil and gas revenue in the accompanying statement of operations.

    The Company has entered into two fixed price oil swaps with ECT. One swap covers the period from January 1, 1995 through June 30, 1997 at a strike price of $19.05 covering 15,000 barrels per month. The other covers the period from January 1, 1997 through December 31, 1997 at a strike price of $19.55 covering 10,000 barrels per month. Management of the Company had determined that both swaps were entered into on terms no less favorable than those available from third parties after receiving competitive bids from third parties. CEI paid ECT approximately $539,000 under such contracts for the 319 days ended December 31, 1996.

    During August 1996, Douglas H. Miller ("Miller"), the Company's Chief Executive Officer and Chairman of the Board of Directors, received $738,000 pursuant to a Limited Recourse Promissory Note in the original principal amount of $1,188,000 (the "Miller Note"). The Miller Note bears interest at 6.74% per annum with final maturity on February 16, 2001, and provides that in no event will Miller's liability thereunder (after the sale and disposition of all collateral securing same) exceed 35% of the original principal balance of the Miller Note. In connection with the execution of the Miller Note, CEI and Miller entered into an amendment of the agreement governing Miller's Replacement Option which prohibits the exercise of the option until all amounts due under the Miller Note have been paid in full.

14. Supplemental oil and gas reserve and standardized measure information (unaudited)

    The Company retains independent engineering firms to provide annual year-end estimates of the Company's future net recoverable oil, gas, and natural gas liquids reserves. Estimated proved net recoverable reserves as shown below include only those quantities that can be expected to be commercially recoverable at prices and costs in effect at the balance sheet dates under existing regulatory practices and with conventional equipment and operating methods. Proved developed reserves represent only those reserves expected to be recovered through existing wells. Proved undeveloped reserves include those reserves expected to be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure is required for recompletion.

    Reserve estimates are imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, there can be no assurance that the reserves set forth herein will ultimately be produced nor can there be assurance that the proved undeveloped reserves will be developed within the periods anticipated. The Company emphasizes with respect to the estimates prepared by independent petroleum engineers that the discounted future net cash inflows should not be construed as representative of the fair market value of the proved oil and gas properties belonging to the Company, since discounted future net cash inflows are based upon projected cash inflows which do not provide for changes in oil and gas prices nor for escalation of expenses and capital

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



    costs. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based.

                    Estimated Quantities of Proved Reserves
                                 (in thousands)



                                    Oil (Bbl)  Gas (Mcf)
                                    ---------  ---------
December 31, 1993                     30,084     36,196
 Purchase of reserves in place        11,038      5,482
 Extensions                              271        912
 Revisions of previous estimates         749      4,107
 Production                           (2,650)    (4,982)
 Sales of reserves in place             (285)    (1,907)
                                      ------    -------
December 31, 1994                     39,207     39,808
 Purchase of reserves in place         7,324      7,298
 Extensions                              783      3,173
 Revisions of previous estimates      (1,011)     1,459
 Production                           (3,165)    (4,416)
 Sales of reserves in place             (548)   (10,192)
                                      ------    -------
December 31, 1995                     42,590     37,130
 Purchase of reserves in place            64         10
 Production                             (405)      (500)
 Sales of reserves in place              (14)        (4)
                                      ------    -------
February 16, 1996                     42,235     36,636
                                      ======    =======

 Purchase of reserves in place        43,431     36,862
 Extensions                              121      4,982
 Revisions of previous estimates       2,579        604
 Production                           (2,974)    (3,310)
 Sales of reserves in place             (120)       (93)
                                      ------    -------
December 31, 1996                     43,037     39,045
                                      ======    =======

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



               Estimated Quantities of Proved Developed Reserves
                                 (in thousands)

                          Oil (Bbl)  Gas (Mcf)
                          ---------  ---------
December 31, 1993           16,230     30,573
December 31, 1994           20,151     32,890
December 31, 1995           25,877     31,496
February 16, 1996           25,522     31,002
December 31, 1996           33,895     33,255


    The following is a summary of a standardized measure of discounted net cash flows related to the Company's proved oil, gas, and natural gas liquids reserves. The information presented is based on a valuation of proved reserves using discounted cash flows based on year-end prices, costs, and economic conditions and a 10% discount rate exclusive of the effect of the oil hedging commitments. The additions to proved reserves from new discoveries and extensions could vary significantly from year to year; additionally, the impact of changes to reflect current prices and costs of reserves proved in prior years could also be significant. Accordingly, the information presented below should not be viewed as an estimate of the fair value of the Company's oil and gas properties, nor should it be considered indicative of any trends.

           Standardized Measure of Discounted Future Net Cash Flows
                                (in thousands)



                                             Predecessor          Successor
                                     --------------------------  ------------
                                     December 31,   February 16, December 31,
                                        1995            1996         1996
                                     ------------  ------------  ------------
Future cash inflows                    $860,180      $827,883      $1,208,793
Future production and
 development costs                      366,421       360,511         431,250
Future income taxes                     113,775       106,672         206,720
                                       --------      --------      ----------
Future net cash flows                   379,984       360,700         570,823
Discount of future net cash
 flows at 10% per annum                 159,242       152,437         242,964
                                       --------      --------      ----------
Discounted future net cash
 flows after income taxes              $220,742      $208,263      $  327,859
                                       ========      ========      ==========


    During recent years, there have been significant fluctuations in the prices paid for crude oil in the world markets. This situation has had a destabilizing effect on crude oil's posted prices in the United States, including the posted prices paid by purchasers of the Company's crude oil. The weighted average prices of oil and gas at December 31, 1995, February 16, 1996 and December 31, 1996 used in the above table, were $18.31, $17.92 and $24.88 per Bbl, respectively, and $2.19, $2.01 and $3.53 per Mcf, respectively.

                      CODA ENERGY, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



    The following are the principal sources of change in the standardized measure of discounted future net cash flows (in thousands):



                                                                    Predecessor                 Successor
                                                     ---------------------------------------  -------------
                                                            Year ended            47 Days       319 Days
                                                           December 31,            ended          ended
                                                     ------------------------   February 16,   December 31,
                                                         1994         1995         1996           1996
                                                     ------------  ----------  -------------  -------------
Sales and transfers of oil and gas produced,
     net of production costs                            $(29,037)   $(33,878)      $ (4,472)     $ (40,130)
Net changes in prices and production costs                18,674      37,290        (21,595)       152,369
Extensions and discoveries, net of future
     development and production costs                      3,673      15,932              -         12,338
Development costs during the period                       12,656      14,464          1,286          8,608

Revisions of previous quantity estimates                   3,579     (19,084)             -         48,120
Sales of reserves in place                                (1,755)     (6,323)           (70)          (365)
Purchases of reserves in place                            54,672      35,680            389        215,529
Accretion of discount before income taxes                 14,098      21,754          4,880         31,438
Net change in income taxes                               (23,967)    (13,709)         7,103       (100,048)
                                                        --------    --------       --------      ---------

Net change                                              $ 52,593    $ 52,126       $(12,479)     $ 327,859
                                                        ========    ========       ========      =========

                                   Schedule B

                         PART I - FINANCIAL INFORMATION

                              FINANCIAL STATEMENTS

                       CODA ENERGY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                     ------
                                 (in thousands)



                                                                                     September 30,
                                                                      December 31,      1997
                                                                         1996        (Unaudited)
                                                                   -------------------------------
Current Assets:
 Cash and cash equivalents                                            $  7,994        $  8,708
 Accounts receivable - revenue                                          14,432          10,881
 Accounts receivable - joint interest and other                          1,673           1,605
 Other current assets                                                    1,046           1,117
                                                                      --------        --------
                                                                        25,145          22,311
                                                                      --------        --------
Oil and gas properties (full cost accounting method):
 Proved oil and gas properties                                         249,693         271,731
 Unproved oil and gas properties                                         1,000           1,000
 Less accumulated depletion, depreciation and amortization             (20,757)        (38,095)
                                                                      --------        --------
                                                                       229,936         234,636
                                                                      --------        --------

Gas plants and gathering systems                                        34,258          36,539
 Less accumulated depreciation                                          (2,305)         (4,357)
                                                                      --------        --------
                                                                        31,953          32,182
                                                                      --------        --------

Other properties and assets, net                                         8,536           8,471
                                                                      --------        --------
                                                                      $295,570        $297,600
                                                                      ========        ========




                 See Notes to Consolidated Financial Statements

                       CODA ENERGY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
                             (dollars in thousands)



                                                                                September 30,
                                                                  December 31,     1997
                                                                      1996      (Unaudited)
                                                               ------------------------------
Current liabilities:
 Current maturities of long-term debt
  and notes payable                                                $    120        $    ---
 Accounts payable - trade                                             8,934           7,187
 Accounts payable - revenue and other                                 5,210           3,872
 Accrued interest                                                     3,366           5,917
 Income taxes payable                                                   579             473
                                                                   --------        --------
                                                                     18,209          17,449
                                                                   --------        --------

Long-term debt - less current maturities                             64,966          67,100
                                                                   --------        --------

10 1/2% Senior Subordinated Notes                                   110,000         110,000
                                                                   --------        --------

Deferred income taxes                                                37,061          37,396
                                                                   --------        --------
Commitments and contingent liabilities

15% Cumulative redeemable preferred stock, 40,000 shares of
 $.01 par value authorized; 20,000 shares issued and
 outstanding; liquidation preference of $25,393 at September
 30, 1997, including dividends in arrears                            20,000          20,000
                                                                   --------        --------
Common stockholders' equity of management, subject to put
 and call rights, 13,611 shares of $.01 par value common stock
 issued and outstanding                                               4,560           4,560
  Less related notes receivable                                        (937)           (937)
                                                                   --------        --------
                                                                      3,623           3,623
                                                                   --------        --------
Other common stockholders' equity:
 Common stock, 1 million shares,
 $.01 par value, authorized,
 900,000 shares issued and
 outstanding                                                              9               9
 Additional paid-in capital                                          89,991          89,991
 Retained deficit                                                   (48,289)        (47,968)
                                                                   --------        --------
                                                                     41,711          42,032
                                                                   --------        --------
                                                                   $295,570        $297,600
                                                                   ========        ========



                 See Notes to Consolidated Financial Statements

                      CODA ENERGY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           (unaudited, in thousands)



                                     Predecessor                                       Successor
                                   -------------------------         ---------------------------------------------------------
                                                                                   Pro Forma
                                    47 Days         227 Days       Three Months    Nine Months         Three Months  Nine Months
                                     Ended           Ended            Ended           Ended              Ended          Ended
                                  February 16,    September 30,    September 30,   September 30,   September 30,     September 30,
                                     1996             1996            1996            1996             1997               1997
                                   --------         --------         -------        --------         --------         --------
Revenues:
 Oil and gas sales                 $  8,079         $ 47,632         $19,229        $ 55,711         $ 17,275         $ 54,580
 Gas gathering and processing         5,322           26,294          10,956          31,616           10,755           32,712
 Other income                           168            1,386             718           1,554              232              846
                                   --------         --------         -------        --------         --------         --------
                                     13,569           75,312          30,903          88,881           28,262           88,138
                                   --------         --------         -------        --------         --------         --------
Costs and expenses:
 Oil and gas production               3,607           20,181           8,080          23,788            8,724           25,734
 Gas gathering and processing         4,567           21,836           9,208          26,403            8,998           27,956
 Depletion, depreciation and
  amortization                        2,583           17,439           6,929          20,838            6,762           20,202

 General and administrative             320            1,313             437           1,633              742            1,172
 Interest                             1,102           10,595           4,195          12,808            4,051           12,128
 Stock option compensation            3,199             --              --              --               --               --
 Writedown of oil and gas
  properties                           --             83,305            --              --               --               --
                                   --------         --------         -------        --------         --------         --------
                                     15,378          154,669          28,849          85,470           29,277           87,192
                                   --------         --------         -------        --------         --------         --------
Income (loss) before income taxes    (1,809)         (79,357)          2,054           3,411           (1,015)             946

Income tax expense (benefit)           (511)         (28,369)            853           1,543             (278)             625
                                   --------         --------         -------        --------         --------         --------

Net income (loss)                    (1,298)         (50,988)          1,201           1,868             (737)             321

Preferred stock dividend
 requirements                          --              1,898             792           2,306              917            2,655
                                   --------         --------         -------        --------         --------         --------

Net income (loss) available for
 common stockholders               $ (1,298)        $(52,886)        $   409        $   (438)        $ (1,654)        $ (2,334)
                                   ========         ========         =======        ========         ========         ========


                 See Notes to Consolidated Financial Statements

                       CODA ENERGY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (unaudited, in thousands)



                                                                       Predecessor            Successor
                                                                       ------------  ----------------------------
                                                                      47 Days        227 Days         Nine Months
                                                                        Ended         Ended              Ended
                                                                     February 16,  September 30,      September 30,
                                                                        1996            1996              1997
                                                                      ---------       ---------         ---------
Cash flows from operating activities:
  Net income (loss)                                                   $  (1,298)      $ (50,988)        $     321
  Adjustments to reconcile net income (loss)
  to net cash provided by
  operating activities:
    Depletion, depreciation and amortization                              2,583          17,439            20,202
    Writedown of oil and gas properties                                    --            83,305              --
    Deferred income tax expense (benefit)                                  (511)        (28,745)              335
    Stock option compensation                                             3,199            --                --
    Other                                                                     6            (284)              (20)
    Effect of changes in:
     Accounts receivable                                                  3,386          (3,902)            3,619
     Other current assets                                                   (63)           (171)              (77)
     Accounts payable and other current liabilities                      (4,166)         10,793              (640)
                                                                      ---------       ---------         ---------
      Net cash provided by operating activities                           3,136          27,447            23,740
                                                                      ---------       ---------         ---------

Cash flows from investing activities:
  Additions to oil and gas properties                                    (1,717)         (7,697)          (25,510)
  Proceeds from sale of assets                                              110           1,381             3,541
  Purchase of Coda by JEDI, net of $5,740 cash acquired                    --          (174,373)             --
  Gas plant and gathering systems and other property additions             (114)           (323)           (2,422)
  Loan to stockholder                                                      --              (738)             (450)
  Payments received on amounts due from stockholders                        130             124              --
  Other                                                                    --               (40)             --
                                                                      ---------       ---------         ---------
      Net cash used by investing activities                              (1,591)       (181,666)          (24,841)
                                                                      ---------       ---------         ---------
Cash flows from financing activities:
  Proceeds from bank borrowings                                            --             2,000            18,500
  Proceeds from issuance of subordinated debt                              --           210,000              --
  Proceeds from issuance of common and preferred stock                     --           110,026              --
  Repayment of bank borrowings and subordinated debt                        (19)       (152,890)          (16,486)
  Financing costs                                                          (390)           (783)             (199)
                                                                      ---------       ---------         ---------
      Net cash provided (used) by financing activities                     (409)        168,353             1,815
                                                                      ---------       ---------         ---------

Increase in cash                                                          1,136          14,134               714
Cash at beginning of period                                               4,604            --               7,994
                                                                      ---------       ---------         ---------
Cash at end of period                                                 $   5,740       $  14,134         $   8,708
                                                                      =========       =========         =========

Supplemental cash flow information:
  Interest paid                                                       $   1,544       $   5,719         $   9,579
                                                                      =========       =========         =========
  Income taxes paid                                                   $    --         $     120         $     424
                                                                      =========       =========         =========


                 See Notes to Consolidated Financial Statements

                      CODA ENERGY, INC. AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (Unaudited)

1.   THE JEDI MERGER

  On February 16, 1996, pursuant to an Agreement and Plan of Merger, Coda Energy, Inc. ("Coda"), was acquired by Joint Energy Development Investments Limited Partnership ("JEDI"), which is an affiliate of Enron Capital & Trade Resources Corp. ("ECT") (the "JEDI Merger"). Coda, together with its subsidiaries, prior to and including February 16, 1996 is referred to herein as the Predecessor and after such date as the Successor and collectively, for both periods, the Company. In conjunction with the JEDI Merger, JEDI entered into certain agreements with members of the Company's management (the "Management Group"), providing for a continuing role of management in the Company after the JEDI Merger. Following consummation of the JEDI Merger, the Management Group owns approximately 5% of Coda's common stock on a fully-diluted basis. JEDI owns the remaining 95%.

  The JEDI Merger has been accounted for using the purchase method of accounting. As such, JEDI's cost of acquiring Coda has been allocated to the assets and liabilities acquired based on estimated fair values. As a result, the Company's financial position and operating results subsequent to the date of the JEDI Merger reflect a new basis of accounting and are not comparable to prior periods.

  The allocation of JEDI's purchase price to the assets and liabilities of Coda resulted in a significant increase in the carrying value of the Company's oil and gas properties. Under the full cost method of accounting, the carrying value of oil and gas properties (net of related deferred taxes) is generally not permitted to exceed the sum of the present value (10% discount rate) of estimated future net cash flows (after tax) from proved reserves, based on current prices and costs, plus the lower of cost or estimated fair value of unproved properties (the "cost center ceiling"). Based upon the allocation of JEDI's purchase price and estimated proved reserves and product prices in effect at the date of the JEDI Merger, the purchase price allocated to oil and gas properties was in excess of the cost center ceiling by approximately $83.3 million ($53.3 million net of related deferred taxes). The resulting writedown was a non-cash charge and was included in the results of operations for the 227- day period ended September 30, 1996.

2.   ACCOUNTING AND REPORTING POLICIES

  The consolidated financial statements include the accounts of Coda and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior years' amounts to conform to the current year presentation.

  The accompanying consolidated financial statements, which should be read in conjunction with the audited consolidated financial statements for the 319-day period ended December 31, 1996, reflect all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary to present fairly the financial position as of September 30, 1997, and the results of operations and cash flows for the 47-day period ended February 16, 1996, the 227-day period ended September 30, 1996 and the nine months ended September 30, 1997. The results for the period ended September 30, 1997, are not necessarily indicative of results for a full year.

  Fees from overhead charges billed to working interest owners, including the Company, of $848,000, $4.3 million and $4.9 million for the 47-day period ended February 16, 1996, the 227-day period ended September 30, 1996 and the nine months ended September 30, 1997, respectively, have been classified as a reduction of general and administrative expenses in the accompanying consolidated statements of operations.

3.   PRO FORMA INFORMATION

  The pro forma statement of operations information was prepared as if the JEDI Merger and the sale of the 10 1/2% Senior Subordinated Notes (the "Notes") had occurred on January 1, 1996. The pro forma information does not purport to represent the results of operations which would have occurred had such transactions been consummated on January 1, 1996 or for any future period. The pro forma information was prepared by adjusting the 1996 periods: (i) to adjust depletion, depreciation, and amortization to reflect JEDI's purchase price allocated to property and equipment, (ii) to adjust interest expense to give effect to the net reduction of approximately $37.0 million under the Company's credit facility and repayment of a note payable to an officer of the Company, partially offset by an increase in the interest rate on borrowings under the new credit facility of .25%, (iii) to record interest on the Notes at an interest rate of 10 1/2%, (iv) to record amortization of the issuance cost of the Notes over the term such debt is expected to be outstanding (10 years), (v) to adjust the writedown of oil and gas properties and stock option compensation to eliminate these non-recurring charges related to the JEDI Merger, (vi) to adjust the provision for income taxes for the change in financial taxable income resulting from the above adjustments, and (vii) to record the cumulative dividend requirements of the redeemable preferred stock issued to JEDI.

4.   ACQUISITIONS

  In February 1997, the Company purchased 123 producing oil and gas properties from J. M. Huber Corporation for an aggregate purchase price of approximately $13.5 million, of which $6.5 million was financed under the Company's credit agreement. The properties are predominately located in Texas, Oklahoma and Arkansas. The Company estimates the properties have proved reserves of approximately 1.6 million barrels of oil and 15.1 Bcf of gas as of the effective date, January 1, 1997.

5.   LONG-TERM DEBT

  On February 14, 1996, the Company entered into a credit agreement with NationsBank of Texas, N.A. ("NationsBank"), as lender and as agent, and additional lenders named therein (as amended, the "Credit Agreement") which provides for a revolving credit facility in an amount up to $250.0 million. Pursuant to the terms of the Credit Agreement, the semiannual borrowing base redetermination as of April 1, 1997, resulted in an increase of the Company's borrowing base from $115 million to $120 million. The next redetermination is scheduled for January 1, 1998. At September 30, 1997, $67.0 million was outstanding under the Credit Agreement and $53.0 million was available for borrowing thereunder. On March 31, 1997, the Company repaid in full (principal balance of $466,000) it's note payable to NationsBank that was due January 2, 1998.

6.   10 1/2% SENIOR SUBORDINATED NOTES

  On March 18, 1996, the Company completed the sale of the Notes which bear interest at an annual rate of 10 1/2% payable semiannually in arrears on April 1 and October 1 of each year. The Notes are general, unsecured obligations of the Company, are subordinated in right of payment to all Senior Debt (as defined in the indenture governing the Notes (the "Indenture")) of Coda, and are senior in right of payment to all future subordinated debt of the Company. The claims of the holders of the Notes are subordinated to Senior Debt, which, as of September 30, 1997, was $67.1 million.

  The Notes were issued pursuant to the Indenture, which contains certain covenants that, among other things, limit the ability of Coda and its Restricted Subsidiaries (as defined in the Indenture) to incur additional indebtedness and issue Disqualified Stock (as defined in the Indenture), pay dividends, make distributions, make investments, make certain other restricted payments, enter into certain transactions with affiliates, dispose of certain assets, incur liens securing pari passu or subordinated indebtedness of Coda and engage in mergers and consolidations.

  Coda's payment obligations under the Notes are fully, unconditionally and jointly and severally guaranteed on a senior subordinated basis by all of Coda's current subsidiaries and future Restricted Subsidiaries. Such guarantees are subordinated to the guarantees of Senior Debt issued by the Guarantors (as defined in the Indenture) under the Credit Agreement and to other guarantees of Senior Debt issued in the future. All of Coda's current subsidiaries are wholly owned. There are currently no restrictions on distributions from the Guarantors to Coda.

  Separate financial statements and other disclosures concerning the Guarantors are not presented because management has determined they are not material to investors. The combined condensed financial information of the Company's current subsidiaries, the Guarantors, is as follows:

                                                      December 31,   September 30,
                                                          1996            1997
                                                     --------------  --------------
                                                                      (Unaudited)
Current assets                                           $ 7,745        $  5,820
Oil and gas properties, net                               50,176          51,095
Gas plants and gathering systems, net                     31,617          31,846
Other properties and assets, net                           1,113             781
                                                         -------        --------
       Total assets                                      $90,651        $ 89,542
                                                         =======        ========

Current liabilities                                      $ 8,321        $  6,315
Intercompany payables                                     33,551          29,585
Deferred income taxes                                     16,191          17,956
Stockholder's equity                                      32,588          35,686
                                                         -------        --------
       Total liabilities and stockholder's equity        $90,651        $ 89,542
                                                         =======        ========


                                                         Predecessor                    Successor
                                                         -----------           -----------------------------
                                                            47 Days              227 Days       Nine Months
                                                             Ended                Ended           Ended
                                                         February 16,          September 30,   September 30,
                                                             1996                  1996            1997
                                                         -----------           -------------   -------------
                                                         (Unaudited)           (Unaudited)     (Unaudited)
Revenues:
 Oil and gas sales                                         $ 2,529              $ 17,443         $17,463
 Gas gathering and processing                                5,322                26,294          32,712
 Other income (loss)                                             2                   156             (51)
                                                           -------              --------         -------
                                                             7,853                43,893          50,124

Costs and expenses:
 Oil and gas production                                        843                 4,758           5,672
 Gas gathering and processing                                4,567                21,836          27,956
 Depletion, depreciation and amortization                    1,039                 6,924           7,460
 General and administrative                                    435                 2,229           2,429
 Interest                                                      460                 1,881           1,454
 Writedown of oil and gas properties                            --                19,159              --
                                                           -------              --------         -------
                                                             7,344                56,787          44,971
                                                           -------              --------         -------
Income (loss) before income taxes                              509               (12,894)          5,153
Income tax expense (benefit)                                   277                (4,488)          2,055
                                                           -------              --------         -------
Net income (loss)                                          $   232              $ (8,406)        $ 3,098
                                                           =======              ========         =======


7.   PREFERRED STOCK

  Under Coda's Restated Certificate of Incorporation, the Board of Directors is authorized to issue up to 40,000 shares of preferred stock, par value $0.01 per share. All 40,000 shares of preferred stock are designated as "15% Cumulative Preferred Stock" (the "Preferred Stock"). The holders of each share of Preferred Stock are entitled to receive, when and as declared by the Board of Directors, cumulative preferential dividends, at the rate of $150.00 per share per annum. There are currently 20,000 shares of Preferred Stock issued and outstanding. Shares of Preferred Stock in excess of such 20,000 shares are issuable only for the purpose of paying dividends on the Preferred Stock. As of September 30, 1997, the Preferred Stock had accumulated approximately $5.4 million in preferred dividends which had not been declared by the Board of Directors.


8.   BELCO MERGER

  The Company entered into an Agreement and Plan of Merger (the "Belco Merger Agreement") dated as of October 31, 1997 among the Company, Belco Oil & Gas Corp., a Nevada corporation ("Belco"), and Belco Acquisition Sub, Inc., a Delaware corporation ("Sub"), providing for the merger (the "Belco Merger") of Sub with and into the Company, with the Company surviving the Belco Merger. Pursuant to the terms and conditions of the Belco Merger Agreement, (i) the common stockholders of the Company will receive an aggregate of $134 million in cash, as increased by the cash proceeds, if any, received by the Company from the sale of Taurus Energy Corp. ("Taurus"), a wholly owned subsidiary of the Company, prior to the consummation of the Belco Merger, and as decreased by the aggregate amount of payments due to Douglas H. Miller pursuant to the Amendment to Executive Employment Agreement (discussed below), and (ii) the preferred stockholder of the Company will receive (A) cash equal to the redemption value of the Company's preferred stock less $10 million, (B) warrants to purchase 1,666,667 shares of common stock of Belco at an exercise price of $27.50 per share (subject to adjustment), pursuant to the terms and conditions of a Warrant Agreement to be executed and delivered to the Company's preferred stockholder at the closing of the Belco Merger and (C) the right to receive (only under certain circumstances) the aggregate amount received by the Company from the sale of Taurus after the consummation of the Belco Merger.

  Prior to the closing of the Belco Merger, the Company has agreed, among other things, to (i) operate its business in the ordinary course, consistent with past practice, (ii) provide Belco full access to all of its properties and personnel so as to enable Belco to conduct its due diligence, (iii) not initiate, solicit, negotiate or encourage any proposal or offer to acquire all or substantially all of the business of the Company, and (iv) use its reasonable efforts to consummate a transaction disposing of Taurus.

  The Belco Merger Agreement provides for the closing of the Belco Merger on November 26, 1997, which date can be extended to December 3, 1997 upon either party's election. However, the closing of the Belco Merger is conditioned on a number of things, including but not limited to, (i) Belco determining that, had the Company's representations and warranties made in the Belco

Merger Agreement been made without any knowledge or materiality qualifiers, Belco would not suffer or experience losses aggregating greater than $10 million and (ii) the execution and delivery of several ancillary agreements.

  The Belco Merger Agreement may be terminated (i) by mutual written consent of Belco and the Company, (ii) by either Belco or the Company if the closing of the Belco Merger has not occurred by November 26, 1997 (or December 3, 1997 if either party has requested such extension in accordance with the Belco Merger Agreement); provided that the Company cannot terminate the Belco Merger Agreement pursuant to this clause (ii) for a period of 45 days after December 3, 1997 to allow Belco to obtain all regulatory approvals necessary to consummate the transactions contemplated by the Belco Merger Agreement if the disposition of Taurus does not occur before such date, or (iii) by either Belco or the Company upon written notice to the other in the event of a final permanent order either enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Belco Merger Agreement or having a material adverse effect on the business, operations or financial condition of Belco or the Company.

  Simultaneously with the execution of the Belco Merger Agreement, the Company entered into a number of ancillary agreements. The Company entered into Shareholder Agreements, effective as of October 31, 1997 (the "Shareholder Agreements"), with Belco and each of the Company's minority shareholders providing, among other things, that (i) the shareholder would vote in favor of the Belco Merger at any meeting of stockholders and granting Belco an irrevocable proxy, coupled with an interest, to vote in favor of the Belco Merger, (ii) the shareholder waives any appraisal rights, and (iii) the shareholder releases the Company from any claims that the shareholder might have against the Company or any affiliate. The Company also entered into a Stockholders Allocation Agreement dated as of October 31, 1997 (the "Allocation Agreement") with all of the stockholders of the Company wherein the stockholders, among other things, agreed to the allocation of the proceeds from the Belco Merger among themselves and approved and adopted the Belco Merger Agreement. The Company also entered into an Amendment to Executive Employment Agreement dated as of October 31, 1997 with Douglas H. Miller providing, among other things, for the cancellation of the remaining term under Mr. Miller's original Executive Employment Agreement, effective upon the consummation of the Belco Merger, and the payment to Mr. Miller at the closing of the Belco Merger of the sum of all payments that would have come due to Mr. Miller under his original employment agreement if Mr. Miller's employment had continued without interruption.

  In connection with the JEDI Merger, JEDI and the Management Group entered into a Stockholders Agreement dated October 31, 1995, as amended by Amendment No. 1 to Stockholders Agreement dated as of January 10, 1996 (as amended, the "JEDI Stockholders Agreement") that, among other things, provides that each member of the Management Group shall have the right (the "Special Management Rights") to receive from JEDI, upon the occurrence of certain events (generally an initial public offering, a business combination with another person or the liquidation of Coda) (each, a "Trigger Event"), an amount, which is payable in cash or additional shares of Coda common stock depending upon the cause of the Trigger Event, designed to result in the Management Group receiving in connection with the Trigger Event one-third of the proceeds, attributable to the shares of Coda common stock purchased by JEDI, above the amount of proceeds necessary for JEDI to achieve an internal annual rate of return on that investment of 15%. The individual member's interest in such Special Management Rights is proportional to such member's ownership of the fully diluted common stock of Coda. The Belco Merger would be a Trigger Event as described in the JEDI Stockholders Agreement. If the Belco Merger is consummated, the Company will record compensation expense equal to the value of the Special Management Rights, currently estimated to range from $17.1 million to $19.3 million. Since the Special Management Rights are an obligation of JEDI, the offsetting credit would be to additional paid-in capital.

                                   Schedule C

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                              FINANCIAL STATEMENTS



The following unaudited consolidated condensed financial statements and related notes are presented to show the pro forma effects of the merger of Coda Energy, Inc. (Coda) with and into a wholly owned subsidiary of Belco Oil & Gas Corporation (Belco).

The Coda transaction, hereinafter referred to as the "Merger", was completed November 26, 1997 and will be reported using the purchase method of accounting.

The condensed statements of operations are presented to show income from continuing operations as if the Merger occurred as of the beginning of the respective periods. The pro forma condensed balance sheet is based on the assumption that the merger occurred on September 30, 1997.

Belco will account for the acquisition of Coda using the purchase method of accounting for business combinations. In accordance with the Statement of Financial Accounting Standards Board No. 109 ("FASB 109"), Belco will record in the fourth quarter ended December 31, 1997 a one-time non-cash deferred tax liability of approximately $110 million to reflect the difference between the tax basis of Coda's assets and liabilities and the amounts recorded for financial reporting purposes for such assets and liabilities.

This FASB 109 "gross up" is reflected under Deferred Income Taxes in the Liabilities column of Belco's Unaudited Pro Forma Balance Sheet as of September 30, 1997 included in this Form 8-K/A filing.


Belco will record in the fourth quarter ended December 31, 1997 a non-cash ceiling test provision of approximately $150 million ($98 million after tax), which is also reflected in the Unaudited Pro Forma Statements of Operations as of September 30, 1997. The ceiling test provision includes the effect of the non-cash $110 million FASB 109 "gross up" attributable to the Coda acquisition on Belco's full cost pool at year-end 1997 and adjustments to the SEC PV10 value of year-end 1997 reserves, which were significantly impacted by lower product prices when compared to year-end 1996 prices, among other items. The present value of estimated future net revenues before income taxes of Belco's proved reserves were $504 million as of December 31, 1997 (exclusive of price risk management transactions) based on average prices of $17.28 per barrel of oil and $2.30 per Mcf. This compared to prices of approximately $25.13 per barrel of oil and $3.68 per Mcf used in calculating year-end 1996 proved reserves.

Pro forma data is based on assumptions and include adjustments as explained in the notes to the unaudited pro forma consolidated condensed financial statements. The pro forma data is not necessarily indicative of the financial results that would have occurred had the transactions been effective on and as of the dates referenced above, and should not be viewed as indicative of operations in future periods. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the notes thereto, Belco's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, Belco's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, Coda's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and Coda's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                            STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                                         Merger
                                                           Belco          Coda         Pro Forma
                                                         Historical    Historical     Adjustments      Pro Forma
                                                        ----------    ----------      ----------      ----------
REVENUES
   Oil and gas sales                                    $  119,710    $   76,769      $               $  196,479
   Commodity price risk management activities               (5,967)         -                             (5,967)
   Gas gathering and processing                               -           44,875         (44,875) (b)       -
   Interest and other                                        2,653         2,307                           4,960
                                                        ----------    ----------      ----------      ----------
     Total Revenues                                        116,396       123,951         (44,875)        195,472
                                                        ----------    ----------      ----------      ----------
OPERATING EXPENSES
   Oil and gas operating expenses                            7,847        32,167                          40,014
   Depreciation, depletion and amortization                 40,904        26,614          (3,082) (b)     75,587
                                                                                          11,151  (c)
   General and administrative                                3,059         2,398            (786) (f)      4,671
   Gas gathering and processing                               -           37,392         (37,392) (b)       -
   Interest                                                   -           15,657          13,772  (a)     23,551
                                                                                          (4,097) (b)
                                                                                          (9,281) (e)
                                                                                           7,500  (h)
   Stock option compensation                                  -            3,199                           3,199
   Writedown of oil and gas properties                        -           83,305         (83,305) (g)       -
                                                        ----------    ----------      ----------      ----------
Total Costs and Expenses                                    51,810       200,732        (105,520)        147,022
                                                        ----------    ----------      ----------      ----------
INCOME (LOSS) BEFORE INCOME TAXES                           64,586       (76,781)         60,645          48,450
Provision (benefit) for income taxes                        21,953       (27,194)           (465) (b)     16,554
                                                                                          22,260  (d)
                                                        ----------    ----------      ----------      ----------
PRO FORMA NET INCOME                                      $ 42,633      $(49,587)      $  38,850        $ 31,896
                                                        ==========    ==========      ==========      ==========
PRO FORMA NET INCOME  PER COMMON SHARE                    $   1.42                                        $ 1.06
                                                        ==========                                    ==========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                  29,986                                        29,986
                                                        ==========                                    ==========


                 The accompanying notes to unaudited pro forma financial statements are an integral part of these statements

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                            STATEMENTS OF OPERATIONS
                  FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        Merger
                                                           Belco          Coda         Pro Forma
                                                         Historical    Historical     Adjustments     Pro Forma
                                                        ----------    ----------      ----------     ----------
REVENUES
   Oil and gas sales                                    $   89,742    $   54,580      $              $  144,322
   Commodity price risk management activities               (7,674)         -                            (7,674)
   Gas gathering and processing                               -           32,712         (32,712) (b)      -
   Interest and other                                        2,326           846              77  (b)     3,249
                                                        ----------    ----------      ----------     ----------
     Total Revenues                                         84,394        88,138         (32,635)       139,897
                                                        ----------    ----------      ----------     ----------
OPERATING EXPENSES
   Oil and gas operating expenses                            6,657        25,734                         32,391
   Depreciation, depletion and amortization                 32,190        20,202          (2,394) (b)    64,564
                                                                                          14,566  (c)
   General and administrative                                2,476         1,172            (587) (f)     3,061
   Gas gathering and processing                               -           27,956         (27,956) (b)      -
   Interest                                                   -           12,128          10,329  (a)    17,251
                                                                                          (3,466) (b)
                                                                                          (7,340) (e)
                                                                                           5,600  (h)

   Writedown of oil and gas properties                        -             -            150,000  (g)   150,000
                                                        ----------    ----------      ----------     ----------
Total Costs and Expenses                                    41,323        87,192         138,752        267,267
                                                        ----------    ----------      ----------     ----------
INCOME (LOSS) BEFORE INCOME TAXES                           43,071           946        (171,387)      (127,370)
Provision (benefit) for income taxes                        14,752           625             (55) (b)   (43,551)
                                                                                         (58,873) (d)
                                                        ----------    ----------      ----------     ----------

PRO FORMA NET INCOME (LOSS)                               $ 28,319      $    321    $   (112,459)     $ (83,819)
                                                            ======        ======          ======         ======
PRO FORMA NET INCOME (LOSS) PER COMMON SHARE              $   0.90                                    $   (2.65)
                                                            ======                                       ======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                  31,582                                       31,582
                                                            ======                                       ======



                 The accompanying notes to unaudited pro forma financial statements are an integral part of these statements

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                                 BALANCE SHEETS
                            AS OF SEPTEMBER 30, 1997
                                 (IN THOUSANDS)



                                                                                         Merger
                                                           Belco          Coda          Pro Forma
                                                         Historical    Historical      Adjustments       Pro Forma
                                                        ----------    ----------      ----------       ----------
ASSETS
Current Assets
   Cash and cash equivalents                            $  138,488    $    8,708      $    1,864  (b)  $   17,264
                                                                                        (149,884) (g)
                                                                                           1,188  (i)
                                                                                          16,900  (l)
   Accounts receivables, oil and gas                        24,717        12,486          (5,113) (b)      32,090
   Assets from commodity price risk management
        activities                                               -             -               -                -
   Advances to oil and gas operators                           986           467             (94) (b)       1,359
   Other current assets                                         26           650               3  (b)         679
                                                        ----------    ----------      ----------       ----------
     Total current assets                                  164,217        22,311        (135,136)          51,392

AMOUNTS DUE FROM STOCKHOLDERS                                    -         1,188          (1,188) (i)        -

PROPERTY AND EQUIPMENT:
   Proved oil and gas properties                           319,552       271,731        (150,000) (m)     591,174
                                                                                        (271,731) (d)
                                                                                         421,622  (e)

   Unproved oil and gas properties                          83,277         1,000          (1,000) (d)     110,277
                                                                                          27,000  (e)

   Gas plants and processing systems                          -           36,539         (36,539) (b)        -
   Other properties                                           -            4,521             (45) (b)       6,000
                                                                                          (4,476) (d)
                                                                                           6,000  (e)
   Less:  Accumulated depreciation, depletion
            and amortization                              (118,865)      (42,996)          4,372  (b)    (118,865)
                                                                                          38,624  (d)
                                                        ----------    ----------      ----------       ----------
     Net property and equipment                            283,964       270,795          33,827          588,586
                                                        ----------    ----------      ----------       ----------


OTHER ASSETS                                                39,235         3,306            (540) (b)      39,235
                                                                                          (2,766) (d)
                                                        ----------    ----------      ----------       ----------
     Total Assets                                         $487,416      $297,600      $ (105,803)        $679,213
                                                        ==========    ==========      ==========       ==========


                 The accompanying notes to unaudited pro forma financial statements are an integral part of these statements

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                                 BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                 (IN THOUSANDS)




                                                                                        Merger
                                                           Belco          Coda         Pro Forma
                                                         Historical    Historical     Adjustments     Pro Forma
                                                        ----------    ----------      ----------     ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable and accrued liabilities               $  8,812      $ 16,976         $(3,444) (b)  $ 29,344
                                                                                           7,000  (c)
   Liabilities from commodity price risk management
         activities                                         12,534          -                            12,534
   Income taxes payable                                         14           473             (31) (b)       456
                                                        ----------    ----------      ----------     ----------
     Total current liabilities                              21,360        17,449           3,525         42,334
                                                        ----------    ----------      ----------     ----------


LONG-TERM DEBT                                             150,000        67,100         (67,100) (k)   234,000
                                                                                          84,000  (l)
10 1/2% SUBORDINATED NOTES                                               110,000           7,090  (j)   117,090
DEFERRED INCOME TAXES                                       52,105        37,396            (562) (b)   109,338
                                                                                         (52,500) (m)
                                                                                         (36,834) (d)
                                                                                         109,733  (h)
LIABILITIES FROM COMMODITY PRICE RISK
  MANAGEMENT ACTIVITIES                                      2,244          -                             2,244
                                                        ----------    ----------      ----------     ----------
     Total liabilities                                     225,709       231,945          47,352        505,006

STOCKHOLDERS' EQUITY
   Preferred stock                                            -           20,000         (20,000) (a)      -
   Common stock                                                316             9              (9) (a)       316
   Additional paid-in capital                              186,807        94,551         (94,551) (a)   196,807
                                                                                          10,000  (f)
   Retained earnings (deficit)                              76,563       (47,968)         38,023  (a)   (20,937)
                                                                                         (97,500) (m)
                                                                                           9,945  (b)
   Unearned compensation                                    (1,204)         -                            (1,204)
   Notes receivable for equity interest                       (775)         (937)            937  (a)      (775)
                                                        ----------    ----------      ----------     ----------
     Total stockholders' equity                            261,707        65,655        (153,155)       174,207
                                                        ----------    ----------      ----------     ----------
     Total Liabilities And Stockholders' Equity           $487,416      $297,600      $ (105,803)      $679,213
                                                        ==========    ==========      ==========     ==========


                    The accompanying notes to unaudited pro
               forma financial statements are an integral part of
                               these statements.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The unaudited pro forma consolidated condensed statements of operations relative to the Merger are based on the audited historical financial statements of Belco for the year ended December 31, 1996 and the audited historical financial statements of Coda for the 319 days ended December 31, 1996 and unaudited historical financial statements of Coda for the 47 days ended February 16, 1996 and on the unaudited historical financial statements of Coda and Belco for the nine months ended September 30, 1997. The pro forma information relating to the Merger reflects the combination of Belco's and Coda's historical results of operations, as adjusted to exclude the downstream gas gathering and processing operations of Coda conducted through its Subsidiary, Taurus Energy Corp. (Taurus). Differences in accounting policies and methods between Belco and Coda were reviewed and considered to have an immaterial impact on the combined pro forma financial results. Certain historical Coda data have been reclassified to conform to Belco's historical presentations.

PRO FORMA ADJUSTMENTS

       THE UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS REFLECT THE FOLLOWING
ADJUSTMENTS:

       (a) Record interest expense and amortization of deferred financing costs associated with Belco's recent $150 million debt issuance. Interest expense was computed using an 8 7/8 percent rate on $150 million.

       (b) Adjust Coda historical to eliminate the effects of Coda's downstream operations conducted by Taurus, net of any intercompany allocations. The Taurus operations are not part of the Merger.

       (c) Record incremental DD&A Expense resulting from the merger.

       (d) Record pro forma income tax provision (benefit) relating to the pro forma adjustments assuming an effective federal and state rate of approximately 34 percent.

       (e) Record capitalized interest assuming, on a preliminary basis that $50 million of the purchase price is initially classified as unproved property costs and considering Belco's unproved property costs of $77.6 million and $83.3 million at December 31, 1996 and September 30, 1997, respectively, for which interest was not previously incurred or capitalized.

       (f) Adjust Coda historical to eliminate the effects of Taurus's general and administrative expenses, net of any intercompany allocations.

       (g) Record pro forma ceiling test provision of $150 million ($98 million after tax) on a consolidated basis at September 30, 1997 and remove the Coda stand alone December 31, 1996 ceiling test provision. The September 30, 1997 ceiling test provision includes the effect of the non-cash $110 million FASB 109 "gross up" attributable to the Coda acquisition on Belco's full cost pool at year-end 1997 and adjustments to the SEC PV 10 value of year-end 1997 reserves, which were significantly impacted by lower product prices when compared to year-end 1996 prices, among other items.

       (h) Record pro forma interest on credit line draw in connection with the merger using an assumed interest rate of 8 7/8 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. See (l) below.

       THE UNAUDITED PRO FORMA BALANCE SHEETS REFLECT THE FOLLOWING
       ADJUSTMENTS:

         (a) Adjust historical combined preferred stock, common stock, paid-in capital and retained earnings, net of Taurus account balances to eliminate the historical carrying value of Coda's stockholders' equity. The impact of these entries does not result in a change to total combined stockholders' equity.

         (b) Adjust Coda historical to eliminate the balances of Taurus operations. Taurus is not part of the Merger.

         (c) Record assumed liabilities and transaction costs incurred in connection with the Merger.

         (d) To eliminate Coda's historical balances, net of Taurus, as applicable. See note (b).

         (e)  Record purchase price allocation as follows:

                  $ 422 million     Proved oil and gas property cost
                  $  27 million     Unproved oil and gas property costs
                  $   6 million     Building and other assets

         (f) Record fair value of warrants issued in connection with the Merger.

         (g) Record $149.9 million cash paid in connection with the purchase of Coda's common and preferred stock.

         (h) Record deferred tax liability assumed in connection with the Merger.

         (i) Record the pro forma receipt of cash received at closing from stockholders from subscription agreement.

         (j) Record premium on 10 1/2 % Subordinated notes to reflect debt at fair market value.

         (k) Record repayment of Coda's long-term bank debt, including $42 million upon the Disposition of Taurus (see Note (b)).

         (l) Record Belco's credit line draw in connection with the merger ($84 million) and excess cash from draw of $16.9 million.

         (m) Record full cost impairment of proved oil and gas properties at September 30, 1997 as described in note (g) to the statement of operations footnotes

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

            UNAUDITED PRO FORMA SUPPLEMENTAL OIL AND GAS DISCLOSURE



The following table sets forth certain unaudited pro forma information concerning Belco proved oil and gas reserves at December 31, 1996, giving effect to the Merger as if the Merger had occurred on January 1, 1996. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.

                                                                    Natural Gas (MMcf)
                                                         Belco             Coda           Pro Forma
                                                    -----------          ---------     ------------
Balance at December 31, 1995                            204,170            37,130          241,300
Purchase of minerals in place                            21,993               236           22,229
Extension, discoveries and other additions               87,319             4,982           92,301
Revisions of previous estimates                          22,799               604           23,403
Production                                              (51,289)           (3,810)         (55,099)
Sale of properties                                            -               (97)             (97)
                                                    -----------          ---------     ------------
Balance at December 31, 1996                            284,992            39,045          324,037
                                                    ===========          =========     ============
Proved developed reserves
   December 31, 1995                                    140,725            31,496          172,221
   December 31, 1996                                    184,904            33,255          218,159


                                                            Oil and Natural Gas Liquids (MBbls)
                                                         Belco             Coda           Pro Forma
                                                      ---------        -----------         --------
Balance at December 31, 1995                              2,452            42,590           45,042
Purchase of minerals in place                               162             1,260            1,422
Extension, discoveries and other additions                1,411               121            1,532
Revisions of previous estimates                              96             2,579            2,675
Production                                                 (794)           (3,379)          (4,173)
Sale of properties                                            -              (134)            (134)
                                                      ---------        -----------         --------
Balance at December 31, 1996                              3,327            43,037           46,364
                                                      =========        ===========         ========
Proved developed reserves
   December 31, 1995                                      1,838            25,877           27,715
   December 31, 1996                                      2,070            33,895           35,965

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                  UNAUDITED PRO FORMA SUPPLEMENTAL OIL AND GAS
                                   DISCLOSURE
                                  (CONTINUED)



The following table sets forth unaudited pro forma information concerning the discounted future net cash flows from proved oil and gas reserves of Belco as of December 31, 1996, net of income tax expense, and giving effect to the Merger as if the Merger had occurred on January 1, 1996. Income tax expense has been computed using assumptions relating to the future tax rates and the permanent differences and credits under the tax laws relating to oil and gas activities at December 31, 1996, and do not take into account subsequent changes in tax laws. The information should be viewed only as a form of standardized disclosure concerning possible future cash flows that would result under the assumptions used, and should not be viewed as indicative of fair market value.


Standardized measure of discounted future net cash flows
relating to proved reserves, net of income tax expense as of
December 31, 1996:                                                   Belco            Coda         Pro Forma
                                                                  ------------    ------------    ------------
                                                                                  (thousands)
Future cash inflows (1)                                            $1,071,550      $1,208,793       $2,280,343
Future production and development costs                              (324,220)       (431,250)        (755,470)
                                                                  ------------    ------------    ------------
Future net inflows before income taxes (1)                            747,330         777,543         1,524,873
Discount at 10% annual rate                                          (331,800)       (329,677)        (661,477)
                                                                  ------------    ------------    ------------
Discounted future net cash flows before income taxes                  415,530         447,866          863,396
Pro forma discounted future income taxes                             (134,957)       (120,007)        (254,964)
                                                                  ------------    ------------    ------------
Standardized measure of discounted future net cash flows           $  280,573      $  327,859       $  608,432
                                                                  ============    ============    ============

(1) Belco's oil and gas commodity hedges included in future cash inflows totaled ($60.8) million at December 31, 1996, and such hedges included in discounted future net cash flows before income taxes totaled ($55.2) million at December 31, 1996.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

            UNAUDITED PRO FORMA SUPPLEMENTAL OIL AND GAS DISCLOSURE
                                  (CONTINUED)




Change in standardized measure of discounted future net
cash flows related to proved oil and gas reserves for
the year ended December 31, 1996:                             Belco            Coda         Pro Forma
                                                          ------------    ------------      ------------
                                                                          (thousands)
   Balance, December 31, 1995                              $  148,509      $  220,742         $  369,251
   Sales, net of production costs                            (111,780)        (44,602)         (156,382)
   Net change in prices and production costs                  145,133         130,774            275,907
   Extensions and discoveries, net of                         153,920          12,338            166,258
   related costs
   Changes in estimated future development costs               24,618           9,894             34,512
   Revisions in quantities                                     50,309          48,120             98,429
   Purchases of minerals in place                               7,843           7,655             15,498
   Accretion of discount                                       20,651          36,318             56,969
   Change in income taxes                                     (76,957)        (92,945)         (169,902)
   Sales of reserves in place                                                    (435)             (435)
   Other, principally revisions in estimates of               (81,673)           -              (81,673)
        timing of production
                                                          ------------    ------------      ------------
    Balance, December 31, 1996                             $  280,573      $  327,859         $  608,432
                                                          ============    ============      ============

                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        BELCO OIL & GAS CORP.


                                        By: /s/ ROBERT A. BELFER
                                          ----------------------------
                                                Robert A. Belfer
                                                Chairman of the Board
                                                and Chief Executive
                                                Officer


Date: January 28, 1998

                                 EXHIBIT INDEX

       ---------------- ---------------------------------------------------------------------------------
       EXHIBIT NO.      DESCRIPTION
       ---------------- ---------------------------------------------------------------------------------

       2.1              Agreement and Plan of Merger, dated as of October 31,
                        1997, by and among Belco Oil & Gas Corp., Belco
                        Acquisition Sub, Inc. and Coda Energy, Inc. (excluding exhibits and schedules). [Incorporated by reference from Exhibit 99.2 of Belco's Current Report on Form 8-K filed with the Commission on November 3, 1997]

       23.1*            Consent of Ernst & Young LLP

       99.1             Press Release, dated November 3, 1997, "Belco Oil & Gas
                        Corp. agrees to acquire Coda Energy, Inc. for $324 million plus warrants (incorporated by reference to Exhibit 99.2 to Registrant's Current Report on Form
                        8-K, dated October 31, 1997, SEC File No. 011-14256, filed November 3, 1997)

       99.2             Press release, dated January 1, 1998, "Belco Year-End
                        1997 Proved Reserves up 98%, files form 8-K/A pro forma for Coda Acquisition".


     *  filed herewith
Exhibit 99.1